UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CAESARS ENTERTAINMENT CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

One Caesars Palace Drive

Las Vegas, Nevada 89109

March 18, 2013

Dear Fellow Stockholders:

We cordially invite you to attend our 2013 Annual Meeting of Stockholders, which will be held on Wednesday, April 24, 2013, at 12:00 p.m. in the Palermo Room at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada.

At the meeting, we will elect three directors, approve in an advisory vote the compensation of our named executive officers vote (the “say on pay”), approve in an advisory vote the frequency of say-on-pay votes, and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.

Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy card, or grant your proxy electronically over the Internet or by telephone, so that your shares will be represented at the meeting. If you do attend, you may vote in person even if you have sent in your proxy card or voted electronically or by telephone.

We look forward to seeing you at the meeting.

Sincerely,

Gary W. Loveman Chairman of the Board, Chief Executive Officer and President

One Caesars Palace Drive

Las Vegas, Nevada 89109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 24, 2013

To the Stockholders of Caesars Entertainment Corporation:

Caesars Entertainment Corporation will hold its annual meeting of stockholders in the Palermo Room at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada 89109 on Wednesday, April 24, 2013, at 12:00 p.m. Pacific Time, for the following purposes:

1.	To elect three nominees to serve as Class I directors of the Company, as recommended by the Nominating and Corporate Governance Committee of the Board of Directors, for three-year terms, with each director to serve until the 2016 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified;

2.	To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers as described in the accompanying proxy statement (“say-on-pay”);

3.	To conduct an advisory (non-binding) vote regarding the frequency of the say-on-pay votes;

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013; and

5.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders that owned Caesars Entertainment Corporation common stock at the close of business on February 25, 2013 are entitled to notice of and may vote at this meeting or any adjournment of the meeting. A list of Caesars Entertainment Corporation stockholders of record will be available at the company’s corporate headquarters located at One Caesars Palace Drive, Las Vegas, Nevada 89109, during ordinary business hours, for 10 days prior to the annual meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, AND SIGN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

Michael D. Cohen

Senior Vice President, Deputy General

Counsel and Corporate Secretary

Las Vegas, Nevada

March 18, 2013

One Caesars Palace Drive

Las Vegas, Nevada 89109

PROXY STATEMENT

One Caesars Palace Drive

Las Vegas, Nevada 89109

Proxy Statement for Annual Meeting of Stockholders

to be held on April 24, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, APRIL 24, 2013

The Company’s Proxy Statement and 2012 Annual Report to Stockholders are available on our website at www. caesars.com. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials, including the Company’s Proxy Statement and 2012 Annual Report to Stockholders at https://www.edocumentview.com/CZR.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2013

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	WHEN WAS THIS PROXY STATEMENT FIRST MAILED TO STOCKHOLDERS?

A:	This proxy statement was first mailed to stockholders of Caesars Entertainment Corporation (“Caesars”, “we” or the “Company”) on or about March 19, 2013. Our 2012 Annual Report to Stockholders is being mailed with this proxy statement. The annual report is not part of the proxy solicitation materials.

Q:	WHAT IS THE PURPOSE OF THE ANNUAL MEETING AND WHAT AM I VOTING ON?

A:	At the annual meeting you will be voting on four proposals:

1.	The election of three directors to serve as Class I directors for three-year terms expiring in fiscal 2016. This year’s board nominees are:

•	Jeffrey Benjamin

•	Jeffrey T. Housenbold

•	Lynn C. Swann

2.	An advisory say-on-pay resolution to approve our executive compensation.

3.	An advisory proposal regarding the frequency of future say-on-pay votes.

4.	A proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2013.

Q:	WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:	The board of directors is soliciting this proxy and recommends the following votes:

1.	FOR each of the director nominees.

2.	FOR the advisory say-on-pay resolution to approve our executive compensation.

3.	THREE YEARS for the advisory vote on the frequency of future say-on-pay votes.

4.	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2013.

Q:	WHO MAY ATTEND THE ANNUAL MEETING?

A:	Stockholders of record as of the close of business on February 25, 2013, which is the “Record Date,” or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker or other nominee) should bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Space limitations may make it necessary to limit attendance to stockholders and valid picture identification may be required. Cameras, recording devices, and other electronic devices are not permitted at the meeting. Registration will begin at 11:30 a.m., local time and the annual meeting will commence at 12:00 p.m. local time, in the Palermo Room at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada 89109.

Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:

Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of and participate in the annual meeting. Each outstanding share of common stock is entitled to one vote on each matter presented. As of the Record Date, Caesars had 125,362,197 shares of common stock outstanding. Any stockholder entitled to vote may vote either in person or by duly authorized proxy. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the annual meeting.

Q:	WHO IS SOLICITING MY VOTE?

A:	The Company’s Board of Directors is sending you and making available this proxy statement in connection with the solicitation of proxies for use at the annual meeting. The Company pays the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of our directors, officers, and employees, without additional compensation. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses.

Q:	WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

A:	Directors are elected by a plurality of the votes cast in person or by proxy at the annual meeting and entitled to vote on the election of directors. “Plurality” means that the nominees receiving the greatest number of affirmative votes will be elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:	Advisory Say-On-Pay Resolution. The advisory say-on-pay resolution to approve our executive compensation must receive the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the annual meeting and entitled to vote at the annual meeting. Because your vote on this proposal is advisory, it will not be binding on the Human Resources Committee (the “HRC”), the Board of Directors or the Company. However, the HRC and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Frequency of Say-On-Pay Votes. The frequency of the advisory vote on the frequency of say-on-pay votes (every one year, every two years, or every three years) receiving the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the annual meeting and entitled to vote at the annual meeting will be the frequency that stockholders approve. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by our stockholders. Because your vote on this proposal is advisory, it will not be binding on the Company, the Board of Directors, or the HRC. Although non-binding, the Board will review and consider the voting results when making future decisions regarding the frequency of the advisory vote on executive compensation.

Ratification of Deloitte & Touche LLP. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2013 must receive the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the annual meeting and entitled to vote at the annual meeting.

Q:	WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:	We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our by-laws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the annual meeting, we must have received written notice, together with specified information, by January 15, 2013. We did not receive notice of any matters by the deadline for this year’s annual meeting.

Q:	WHAT CONSTITUTES A QUORUM?

A:	The presence, in person or by proxy, of the holders of record of shares of our capital stock entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock entitled to vote at the annual meeting shall constitute a quorum. There must be a quorum for business to be conducted at the meeting. Failure of a quorum to be represented at the annual meeting will necessitate an adjournment or postponement of the meeting and will subject the Company to additional expense. Votes withheld from any nominee for director, abstentions, and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Q:	WHAT IF I ABSTAIN FROM VOTING?

A:	If you attend the meeting or send in your signed proxy card, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on Proposal 1, 2, 3 or 4, your abstention will have no effect on the outcome of the vote on any of the proposals.

Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

A:	If you are a registered stockholder and you do not sign and return your proxy card or vote by telephone or over the Internet, your shares will not be voted at the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021 or by telephone at 800-942-4282. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under applicable stock market rules, Proposal 4 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owners of the shares. Proposals 1, 2 and 3 are non-routine matters and, therefore, may only be voted in accordance with instructions received from the beneficial owners of the shares.

Q:	WHAT IS A “BROKER NON-VOTE”?

A:	Under the rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”

Q:	WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:	Broker non-votes will be counted for purposes of determining the presence of a quorum but will not be counted for purposes of determining the outcome on any proposal other than Proposal 4.

Q:	HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:

We offer four methods for you to vote your shares at the annual meeting. While we offer four methods, we encourage you to vote through the Internet or by telephone, as they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. There is no charge to vote your shares via the Internet, though you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail your proxy card.

You may (i) vote in person at the annual meeting or (ii) authorize the persons named as proxies on the enclosed proxy card, Gary W. Loveman, Timothy R. Donovan and Michael D. Cohen, to vote your shares by returning the enclosed proxy card by mail, through the Internet or by telephone.

•	By internet: Go to www.envisionreports.com/CZR. Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

•

By telephone: Call 800-652-8683 toll-free (in the United States, U.S. territories and Canada), on a touch-tone telephone. Have your proxy card available when you call. You will need the control number from your proxy card to vote.

•	By mail: Complete, sign and date the proxy card, and return it in the postage paid envelope provided with the proxy material.

Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:	If your shares are held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

Q:	WHO WILL COUNT THE VOTE?

A:	Computershare Trust Company, N.A., our transfer agent, will use an automated system to tabulate the votes. Its representative(s) will also serve as the inspector(s) of election.

Q:	CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:	Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary or acting secretary of the meeting and by voting in person at the meeting. Presence at the annual meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

Q:	MAY I VOTE AT THE ANNUAL MEETING?

A:	If you complete a proxy card, or vote through the Internet or by telephone, then you may still vote in person at the annual meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary or acting secretary of the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting you must obtain a proxy issued in your name from the broker, bank or other nominee; otherwise you will not be permitted to vote in person at the annual meeting.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:	We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the annual meeting. All reports we file with the SEC are available when filed. Please see the question “Where to Find Additional Information” below.

Q:	WHEN ARE STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS DUE FOR THE 2014 ANNUAL MEETING?

A:	Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporate Secretary must receive a stockholder proposal no later than November 18, 2013 in order for the proposal to be considered for inclusion in our proxy materials for the 2014 annual meeting. To otherwise bring a proposal or nomination before the 2014 annual meeting, you must comply with our by-laws. Currently, our by-laws require written notice to the Corporate Secretary between December 25, 2013 and January 24, 2014. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before December 25, 2013 or after January 24, 2014, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our by-laws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

Q:	HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109, or by calling the Corporate Secretary at (702) 407-6000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Q:	HOW DOES CAESARS RECENT INITIAL PUBLIC OFFERING AFFECT THIS PROXY STATEMENT?

A:	Caesars completed its initial public offering (“IPO”) on February 8, 2012 and its common stock began trading on the NASDAQ Global Select Market (“NASDAQ”) on that same day. As a result of the IPO, Caesars is holding its first annual meeting of stockholders as a public company. This is therefore the first proxy statement that we are sending to our stockholders for an annual meeting. To the extent that this proxy statement describes actions or information prior to February 8, 2012, they occurred prior to our becoming a public company, and therefore at a time when various SEC and NASDAQ rules did not yet apply to us.

BACKGROUND

On January 28, 2008, Caesars was acquired by affiliates of Apollo Global Management, LLC (together with such affiliates, “Apollo”) and affiliates of TPG Capital, LP (together with such affiliates, “TPG” and, together with Apollo, the “Sponsors”) in an all-cash transaction, hereinafter referred to as the “Acquisition,” valued at approximately $30.7 billion, including the assumption of $12.4 billion of debt, and the incurrence of approximately $1.0 billion of acquisition costs. Subsequent to the Acquisition, our stock was no longer publicly traded.

In February 2012, the Company offered 1.8 million shares of its common stock in a public offering (the “Public Offering”) at $9.00 per share. The Company received net proceeds of approximately $15.2 million after taking into account expenses and underwriting commissions and giving effect to the exercise of the underwriters’ overallotment option. Under this option, the Company granted to the underwriters, and the underwriters subsequently exercised, a 30-day option to purchase 271,697 additional shares of its common stock at the initial price less underwriting discounts and commissions. The Company used the net proceeds from the Public Offering for general corporate purposes. As the result of the Public Offering, our common stock trades on NASDAQ under the symbol “CZR.” In connection with the Public Offering, the Company effected a 1.742-for-one split of its common stock. Unless otherwise stated, all applicable share and per-share data presented herein have been retroactively adjusted to give effect to this stock split.

CORPORATE GOVERNANCE

Director Independence. Hamlet Holdings LLC (“Hamlet Holdings”), the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors, beneficially owns approximately 69.9% of our common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares, and, as a result, the Sponsors have the power to elect all of our directors. As a result, we are a “controlled company” under NASDAQ corporate governance standards, and we have elected not to comply with the NASDAQ corporate governance requirement that a majority of our Board and human resources (i.e., compensation) and nominating and corporate governance committees consist of independent directors. See “Certain Relationships and Related Person Transactions.”

Our Board of Directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the applicable rules of listing standards of NASDAQ. These guidelines are contained in our Corporate Governance Guidelines which are posted on the Corporate Governance page of our web site located at http://investor.caesars.com.

As of the date of this proxy statement, our Board of Directors consisted of 11 members: Jeffrey Benjamin, David Bonderman, Kelvin L. Davis, Jeffrey T. Housenbold, Gary W. Loveman, Karl Peterson, Eric Press, Marc Rowan, Lynn C. Swann, Christopher J. Williams, and David B. Sambur. Mr. Loveman’s employment agreement provides that the Company shall use its best efforts to cause our Board of Directors to appoint Mr. Loveman as a member of the Board of Directors or cause Mr. Loveman to be nominated for election to the Board of Directors by the Company’s stockholders. Based upon the listing standards of the NASDAQ, we do not believe that Messrs. Benjamin, Bonderman, Davis, Loveman, Peterson, Press, Rowan, or Sambur would be considered independent because of their relationships with certain affiliates of the Sponsors and other relationships with us. Our Board of Directors has affirmatively determined that Messrs. Williams, Housenbold, and Swann are independent from our management under the NASDAQ listing standards. The Board has also affirmatively determined that Messrs. Williams, Housenbold and Swann, the members of our Audit Committee, meet the independence requirements of Rule 10A-3 of the Exchange Act.

Executive Sessions. Our Corporate Governance Guidelines provide that the independent directors shall meet at least twice annually in executive session.

Stockholder Nominees. Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the Secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, addressed to the secretary of the Company, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting (which anniversary date, in the case of the 2013 annual meeting, which is the first annual meeting following the closing of the Company’s initial public offering, shall be deemed to be April 15, 2012); provided, however, that if the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary of the preceding year’s annual meeting, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice. You should consult our by-laws for more detailed information regarding the process by which stockholders may nominate directors. Our by-laws are posted on the Corporate Governance page of our web site located at http://investor.caesars.com.

Board Committees. Our Board has six standing committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, the Finance Committee, the Executive Committee and the 162(m) Plan Committee. The Board has determined that all of the members of the Audit

Committee, one of the members of the Human Resources Committee, one of the members of the Nominating and Corporate Governance Committee and both of the members of the 162(m) Plan Committee are independent as defined in the NASDAQ listing standards and in our Corporate Governance Guidelines. The Board has adopted a written charter for each of these committees. The charters for each of these committees are available on the Corporate Governance page of our web site located at http://investor.caesars.com.

The chart below reflects the current composition of the standing committees:

Name of Director	Audit	Human Resources	Nominating and Corporate Governance	Finance	Executive	162(m) Plan
Jeffrey Benjamin
David Bonderman
Kelvin L. Davis		X			X
Jeffrey T. Housenbold	X
Gary W. Loveman *					X
Karl Peterson			X	X
Eric Press
Marc Rowan		X		X	X
Lynn C. Swann	X	X	X			X
Christopher J. Williams	X					X
David B. Sambur			X

*	Indicates management director.

Audit Committee

Our audit committee consists of Christopher J. Williams, as chairperson, Jeffrey T. Housenbold and Lynn C. Swann. Our audit committee met on 14 occasions during 2012. Our Board has determined that Mr. Williams qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that Messrs. Williams, Housenbold and Swann are independent as independence is defined in Rule 10A-3 of the Exchange Act and under the NASDAQ listing standards. The purpose of the audit committee is to oversee our accounting and financial reporting processes and the audits of our financial statements, provide an avenue of communication among our independent auditors, management, our internal auditors and our Board, and prepare the audit-related report required by the SEC to be included in our annual proxy statement or annual report on Form 10-K, as amended. The principal duties and responsibilities of our audit committee are to oversee and monitor the following:

•	preparation of annual audit committee report to be included in our annual proxy statement;

•	our financial reporting process and internal control system;

•	the integrity of our financial statements;

•	the independence, qualifications and performance of our independent auditor;

•	the performance of our internal audit function; and

•	our compliance with legal, ethical and regulatory matters.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Human Resources Committee

See “—Executive Compensation-Compensation Discussion and Analysis-Our Human Resources Committee.”

162(m) Plan Committee

The 162(m) Plan Committee reviews and approves compensation that is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). For more information about our 162(m) Plan Committee, please see “—Executive Compensation-Compensation Discussion and Analysis-Our Human Resources Committee.”

Nominating and Corporate Governance Committee

Our Board has established a nominating and corporate governance committee whose members are Karl Peterson, David B. Sambur and Lynn C. Swann. Our nominating and corporate governance committee did not meet during 2012. The principal duties and responsibilities of the nominating and corporate governance committee are as follows:

•	to establish criteria for board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of our Board;

•	to make recommendations regarding proposals submitted by our stockholders; and

•	to make recommendations to our Board regarding board governance matters and practices.

We have chosen the “controlled company” exception under the NASDAQ rules which exempts us from the requirement that we have a nominating and corporate governance committee composed entirely of independent directors.

Finance Committee

Our finance committee consists of Karl Peterson and Marc Rowan. The finance committee has been delegated oversight of our financial matters, primarily relating to indebtedness and financing transactions.

Executive Committee

Our executive committee consists of Gary Loveman, as chairperson, Kelvin Davis and Marc Rowan. The executive committee has all the powers of our Board in the management of our business and affairs, including without limitation, the establishment of additional committees or subcommittees of our Board and the delegation of authority to such committees and subcommittees, and may act on behalf of our Board to the fullest extent permitted under Delaware law and our organizational documents. The executive committee serves at the pleasure of our Board and may act by a majority of its members, provided that at least one member affiliated with TPG and Apollo must approve any action of the executive committee. This committee and any requirements or voting mechanics or participants may continue or be changed if Apollo and TPG no longer own a controlling interest in us.

Director Qualifications. The Board of Directors seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) minimum individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors it considers appropriate, including alignment with our stockholders, especially investment funds affiliated with the Sponsors. While we do not have any specific diversity policies for considering Board candidates, we believe each director contributes to the Board of Directors’ overall diversity, meaning a variety of opinions, perspectives, personal and professional experiences and backgrounds.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth below under “Proposal 1—Election of Directors.”

Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.

Each of the directors other than Messrs. Housenbold, Williams and Swann was elected to the Board pursuant to the Stockholders’ Agreement (as defined below). Under the Stockholders’ Agreement, until we cease to be a “controlled company” within the meaning of the NASDAQ rules, each of the Sponsors have the right to nominate four directors to our Board of Directors. In addition, under the Stockholders’ Agreement, until we cease to be a “controlled company” each of the Sponsors has the right to designate four members of each committee of our Board of Directors except to the extent that such a designee is not permitted to serve on a committee under applicable law, rule, regulation or listing standards. Pursuant to the Stockholders’ Agreement, Messrs. Benjamin, Press, Rowan and Sambur were appointed to the Board as a consequence of their respective relationships with Apollo and Messrs. Bonderman, Davis and Peterson were appointed to the Board as a consequence of their respective relationships with TPG. TPG has elected not to appoint a fourth director in accordance with the terms of the Stockholders’ Agreement. Mr. Loveman was appointed to the Board pursuant to the Stockholders’ Agreement and as a consequence of his being Chief Executive Officer and President of the Company.

Criteria for Director Nomination. Our Nominating and Corporate Governance Committee identifies and recommends to the Board persons to be nominated to serve as directors of the Company. Directors are selected based on, among other things, understanding of elements relevant to the success of a large publicly traded company, understanding of the Company’s business and educational and professional background. The Nominating and Corporate Governance Committee also considers the requirements of any stockholders agreement in existence (as such may be amended from time to time), including but not limited to the Stockholders’ Agreement, which governs the composition requirements of the Company’s Board of Directors and committees. In recruiting and evaluating new director candidates, the Nominating and Corporate Governance Committee also considers such factors as industry background, financial and business experience, public company experience, other relevant education and experience, general reputation, independence and diversity. The Company endeavors to have a Board composition encompassing a broad range of skills, expertise, industry knowledge and diversity of background and experience. The Nominating and Corporate Governance Committee considers, consistent with applicable law, the Company’s certificate of incorporation and by-laws and the criteria set forth in our Corporate Governance Guidelines, and any candidates proposed by any senior executive officer, director or stockholder.

In addition, individual directors and any person nominated to serve as a director should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions, and be in a position to devote an adequate amount of time to the effective performance of director duties.

Prior to nominating a person to serve as a director, the Nominating and Corporate Governance Committee evaluates the candidate based on the criteria described above. In addition, prior to accepting renomination, each director should evaluate himself or herself as to whether he or she satisfies the criteria described above.

Board Leadership Structure. The Board appointed the Company’s Chief Executive Officer and President as Chairman because he is the director most familiar with the Company’s business and industry, and as a result is best suited to effectively identify strategic priorities and lead the discussion and execution of strategy. The Board believes the combined position of Chairman and Chief Executive Officer promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy and business plans. The Board has not designated a lead independent director.

Board’s Role in Risk Oversight. The Board exercises its role in the oversight of risk as a whole and through the Audit Committee. The Audit Committee receives regular reports from the Company’s risk management and compliance departments.

Board Meetings and Committees; Policy Regarding Director Attendance at Annual Meeting of Stockholders. During 2012, our Board of Directors held seven meetings. All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served, other than Karl Peterson, who was unable to attend two of the seven meetings of the Board. Following our IPO, it is our policy that directors are encouraged to attend the Company’s annual stockholder meeting.

Policy Regarding Communication with Board of Directors. Stockholders and other interested parties may contact the Board of Directors as a group online through the Corporate Governance page of our website located at http://investor.caesars.com or as a group or to any individual director by sending a letter (signed or anonymous) to: c/o Board of Directors, Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, NV 89109, Attention: Corporate Secretary.

We will forward all such communications to the applicable Board member(s), except for material that is unduly hostile, threatening, illegal or similarly unsuitable. In addition, the Company’s Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, suggestions, resumes and other forms of job inquires, surveys and business solicitations or advertisements. The Law Department will review the communication and concerns will be addressed through our regular procedures for addressing such matters. Depending on the nature of the concern, management also may refer it to our internal audit, legal, finance or other appropriate department. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance page of our web site located at http://investor.caesars.com.

Corporate Governance Guidelines. The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	board composition (i.e., size);

•	director qualifications;

•	classification of directors into three classes;

•	director independence;

•	director retirement policy and changes in a non-employee director’s primary employment;

•	director term limits (and the lack thereof);

•	director responsibilities, including director access to officers and employees;

•	board meetings and attendance and participation at those meetings;

•	executive sessions;

•	board committees;

•	director orientation and continuing education;

•	chief executive officer evaluation and compensation;

•	director compensation;

•	management succession planning;

•	performance evaluation of the Board and its committees; and

•	public interactions.

The Corporate Governance Guidelines are available on the Corporate Governance page of our web site located at http://investor.caesars.com. We intend to disclose any future amendments to the Corporate Governance Guidelines on our website.

Code of Ethics. We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees (the “Code of Ethics”). The Code of Ethics is available on the Corporate Governance page of our web site located at http://investor.caesars.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at this location on our website or report the same on a Current Report on Form 8-K. Our Code of Ethics is available free of charge upon request to our Corporate Secretary, Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The HRC is comprised of three members: Kelvin L. Davis, Marc Rowan and Lynn C. Swann. None of these individuals is a current or former officer or employee of any of our subsidiaries. During 2012, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the HRC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten-percent stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. We believe that during the 2012 fiscal year, all of our directors, executive officers and greater than ten-percent stockholders complied with the requirements of Section 16(a). This belief is based on our review of forms filed or written notice that no reports were required.

PROPOSAL 1—ELECTION OF DIRECTORS

The current Board of Directors of Caesars consists of eleven directors. Our Board of Directors recommends that the nominees listed below be elected as members of the Board of Directors at the annual meeting.

Pursuant to our certificate of incorporation, our Board of Directors is divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Each of the nominees, if re-elected, will serve a three year term as a director until the annual meeting of stockholders in 2016 or until his respective successor is duly elected and qualified or until the earlier of his death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if re-elected.

The following is a brief description of the background and business experience of each of our directors and nominees:

Name	Age (1)	Director Since	Position(s)
Directors whose terms will expire at the 2013 Annual Meeting
Jeffrey Benjamin	51	2008	Director
Jeffrey T. Housenbold	43	2011	Director
Lynn C. Swann	61	2008	Director

Directors whose terms will expire at the 2014 Annual Meeting
Kelvin L. Davis	49	2008	Director
Karl Peterson	42	2008	Director
Eric Press	47	2008	Director
David B. Sambur	32	2010	Director

Directors whose terms will expire at the 2015 Annual Meeting
Gary W. Loveman	52	2000	Chairman of the Board, Chief Executive Officer and President
David Bonderman	70	2008	Director
Marc Rowan	50	2008	Director
Christopher J. Williams	55	2008	Director

(1)	As of March 18, 2013.

Nominees

Jeffrey Benjamin became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Benjamin has nearly 25 years of experience in the investment industry and has extensive experience serving on the boards of directors of other public and private companies, including Mandalay Resort Group, another gaming company. He has been senior advisor to Cyrus Capital Partners since June 2008 and serves as a consultant to Apollo Global Management, LLC with respect to investments in the gaming industry. He was a senior advisor to Apollo Global Management, LLC from 2002 to 2008. He holds a bachelor’s degree from Tufts University and a masters degree from the Massachusetts Institute of Technology Sloan School of Management. He has previously served on the boards of directors of Goodman Global Holdings, Inc., Dade

Behring Holdings, Inc., Chiquita Brands International, Inc., McLeod USA, Mandalay Resort Group and Virgin Media Inc. Mr. Benjamin is Chairman of the board of directors of Spectrum Group International, Inc. and also serves on the boards of directors of Exco Resources, Inc. and Chemtura Corporation. Due to the foregoing experience and qualifications, Mr. Benjamin is nominated for election as a member of our Board.

Jeffrey T. Housenbold became a member of our board in November 2011. Mr. Housenbold has served as the President and Chief Executive Officer and a director of Shutterfly, Inc. since January 2005. Prior to joining Shutterfly, Mr. Housenbold served as Vice President of Business Development and Internet Marketing at eBay Inc., an online marketplace for the sale of goods and services, from January 2002 to January 2005. Previously, he was the Vice President & General Manager, Business-to-Consumer Group at eBay from June 2001 to January 2002, and served as Vice President, Mergers & Acquisitions at eBay from March 2001 to June 2001. Mr. Housenbold holds Bachelor of Science degrees in Economics and Business Administration from Carnegie Mellon University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration. Mr. Housenbold currently serves on the Board of Directors of Digital Chocolate, a publisher of social and mobile games and the Children’s Discovery Museum of San Jose. He is a member of the Company’s Audit Committee. Due to the foregoing experience and qualifications, Mr. Housenbold is nominated for election as a member of our Board.

Lynn C. Swann became a member of our board in April 2008. Mr. Swann has served as president of Swann, Inc., a consulting firm specializing in marketing and communications since 1976 and the owner of Lynn Swann Group since 2011. The Lynn Swann Group is an affiliate of Stonehaven, LLC, which is a Member of FINRA/SIPC. Mr. Swann was also a broadcaster for the American Broadcasting Company from 1976 to 2005. He holds a bachelor’s degree from the University of Southern California. Mr. Swann also serves on the boards of directors of Hershey Entertainment Resorts Company, H. J. Heinz Company and American Homes 4 Rent. Mr. Swann also holds a Series 7 and Series 63 registration. He is member of the Company’s Audit Committee, Human Resources Committee, Nominating and Corporate Governance Committee, and the 162(m) Plan Committee. Due to the foregoing experience and qualifications, Mr. Swann is nominated for election as a member of our Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Class II Directors (Current Term Will Expire at the 2014 Annual Meeting)

Kelvin L. Davis became a member of our board of directors in January 2008 upon consummation of the Acquistion. Mr. Davis is a TPG Senior Partner and Head of TPG’s North American Buyouts Group, incorporating investments in all non-technology industry sectors. He also leads TPG’s Real Estate investing activities. Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, Inc., a private international real estate-related investment firm which is co-founded in 1991. He holds a bachelor’s degree from Stanford University and an M.B.A. from Harvard University. Mr. Davis currently serves on the boards of directors of Northwest Investments, LLC (which is an affiliate of ST Residential), Parkway Properties, Inc., Taylor Morrison, Inc., Univision Communications, Inc., and Catellus Development Corporation. He is a member of the Company’s Human Resources Committee and a member of the Executive Committee. Due to the foregoing experience and qualifications, Mr. Davis was elected as a member of our Board.

Karl Peterson became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Peterson is a senior partner of TPG Capital where he leads the firm’s European business. He rejoined TPG in 2004 after serving as President and Chief Executive Officer of Hotwire, Inc. Mr. Peterson led Hotwire, Inc. from inception through its sale to IAC/InterActiveCorp. Before his work at Hotwire, Inc., Mr. Peterson was a principal of TPG in San Francisco. He holds a bachelor’s degree from the University of Notre Dame and has previously served on the board of directors of Univision Communications, Inc. Mr. Peterson currently serves on the boards of directors of Norwegian Cruise Lines, Sabre Holdings Corporation, and Saxo

Bank. Mr. Peterson is a member of the Company’s Finance Committee and a member of the Nominating and Corporate Governance Committee. Due to the foregoing experience and qualifications, Mr. Peterson was elected as a member of our Board.

Eric Press became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Press has been a Partner at Apollo Global Management, LLC since 2007 and has been a Partner with other Apollo entities since 1998. Mr. Press has nearly 20 years of experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. He holds a bachelor’s degree in economics from Harvard University and a law degree from Yale University. He has previously served on the board of directors of the Rodolph Sholom School, Innkeepers Trust USA, Wyndham International, Quality Distribution, Inc. AEP Industries, and WMC Finance Corp. Mr. Press also serves on the boards of directors of Prestige Cruise Holdings, Inc., Noranda Aluminum, Affinion Group Holdings, Inc., Metals USA Holdings Corp., Verso Paper Corp., WMC Residco, Inc., Apollo Commercial Real Estate Finance, Inc., and Athene Re. Due to the foregoing experience and qualifications, Mr. Press was elected as a member of our Board.

David B. Sambur became a member of our board of directors in November 2010. Mr. Sambur is a Partner of Apollo Global Management, having joined in 2004. Mr. Sambur has experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. Prior to joining Apollo, Mr. Sambur was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. Mr. Sambur serves on the board of directors of Verso Paper Corp. and Momentive Performance Materials Holdings and Momentive Specialty Chemical, Inc. Mr. Sambur graduated summa cum laude and Phi Beta Kappa from Emory University with a BA in Economics. He is a member of the Company’s Nominating and Corporate Governance Committee. Due to the foregoing experience and qualifications, Mr. Sambur was elected as a member of our Board.

Class III Directors (Current Term Will Expire at the 2015 Annual Meeting)

Gary W. Loveman has been our Chairman of the Board since January 1, 2005, Chief Executive Officer since January 2003 and President since April 2001. He has over 15 years of experience in retail marketing and service management, and he previously served as an associate professor at the Harvard University Graduate School of Business. He holds a bachelor’s degree from Wesleyan University and a Ph.D. in Economics from the Massachusetts Institute of Technology. Mr. Loveman also serves as a director of Coach, Inc. and FedEx Corporation. Due to the foregoing experience and qualifications, Mr. Loveman was elected as a member of our Board.

David Bonderman became a member of our board of directors in January 2008 upon consummation of the Acquisition. Mr. Bonderman is a TPG Founding Partner. Prior to forming TPG in 1993, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone Group, L.P.) in Fort Worth, Texas. He holds a bachelor’s degree from the University of Washington and a law degree from Harvard University. He has previously served on the boards of directors of Gemalto N.V., Burger King Holdings, Inc., Washington Mutual, Inc., IASIS Healthcare LLC, and Univision Communications and Armstrong World Industries, Inc. Mr. Bonderman also currently serves on the boards of directors of JSC VTB Bank, Energy Future Holdings Corp., General Motors Company, CoStar Group, Inc. and Ryanair Holdings PLC, of which he is Chairman. Due to the foregoing experience and qualifications, Mr. Bonderman was elected as a member of our Board.

Marc Rowan became a member of our board of directors in January 2008 upon consumation of the Acquisition. Mr. Rowan is a founding partner of Apollo Global Management, LLC. He has more than 25 years of experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. He holds a bachelor’s degree from the University of Pennsylvania and an M.B.A. from The Wharton School. He has previously served on the boards of directors of AMC Entertainment, Inc., Culligan Water Technologies, Inc., Furniture Brands International, Mobile Satellite Ventures, National Cinemedia, Inc., National

Financial Partners, Inc., New World Communications, Inc., Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications Inc., Unity Media SCA, The Vail Corporation, Cannondale Bicycle Corp., Riverdale Country School, Cablecom GmbH, Rare Medium, Countrywide plc and Wyndham International, Inc. Mr. Rowan also serves on the boards of directors of the general partner of AAA Guernsey Limited, Athene Re, Youth Renewal Fund, National Jewish Outreach Program, Inc., Undergraduate Executive Board of the Wharton School, Rowan Family Foundation, Wharton Private Equity Partners, New York City Police Foundation and Norwegian Cruise Lines. He is a member of the Company’s Executive Committee, the Finance Committee and the Human Resources Committee. Due to the foregoing experience and qualifications, Mr. Rowan was elected as a member of our Board.

Christopher J. Williams became a member of our board in April 2008. Mr. Williams has been Chairman of the Board and Chief Executive Officer of Williams Capital Group, L.P., an investment bank, since 1994, and Chairman of the Board and Chief Executive Officer of Williams Capital Management, LLC, an investment management firm, since 2002. He holds a bachelor’s degree from Harvard University and an M.B.A. from the Dartmouth College Tuck School of Business. Mr. Williams was a director of Caesars from November 2003 to January 2008, and was a member of the Audit Committee. Mr. Williams also serves on the boards of directors for The Partnership for New York City, the National Association of Securities Professionals, and Wal-Mart Stores, Inc. He is Chairman of the Company’s Audit Committee and is a member of the 162(m) Plan Committee. Due to the foregoing experience and qualifications, Mr. Williams was elected as a member of our Board.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described below in the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement, the HRC has structured our executive compensation program to achieve the following key objectives:

•	align our rewards strategy with our business objectives, including enhancing stockholder value and customer satisfaction;

•	support a culture of strong performance by rewarding employees for results;

•	attract, retain and motivate talented and experienced executives; and

•	foster a shared commitment among our senior executives by aligning our and their individual goals.

We urge stockholders to read the “Executive Compensation—Compensation Discussion and Analysis” beginning on page 24 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, beginning on page 50 of this proxy statement, which provide detailed information on the compensation of our named executive officers. The compensation committee and the Board of Directors believe that the policies and procedures articulated in the “Executive Compensation—Compensation Discussion and Analysis” are effective in achieving our compensation objectives and contribute to the Company’s performance.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2013 annual meeting of stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Company’s 2013 Definitive Proxy Statement on Schedule 14A.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company, the Board of Directors, and the HRC. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in this proxy statement. Although non-binding, the HRC will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY “SAY-ON-PAY” RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF “SAY-ON-PAY” VOTES

The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preferences as to how frequently we should seek advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal 3, stockholders may indicate whether they would prefer that we conduct advisory votes on executive compensation every one, two, or three years. Stockholders also may, if they desire, abstain from casting a vote on this proposal.

After careful consideration of the various arguments supporting each frequency level, the Board of Directors has determined that holding an advisory “say-on-pay” vote every three years on our executive compensation is the most appropriate policy for the Company at this time, and recommends that stockholders vote for advisory “say-on-pay” votes on our executive compensation to occur once every three years.

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the 2013 annual meeting of stockholders:

RESOLVED, that the option of once every one year, two years, or three years that receives the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the annual meeting and entitled to vote at the annual meeting will be the frequency that stockholders approve will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This vote is advisory and not binding on the Company or the Board of Directors in any way. Although non-binding, the Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs. Also, as a controlled company, Caesars’ controlling stockholders, the Sponsors, will be able to effectively weigh in on compensation, on stockholders’ behalf, on a continuing basis.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining). Stockholders are not voting to approve or disapprove the Board’s recommendation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO CONDUCT ADVISORY “SAY-ON-PAY” VOTES EVERY THREE YEARS.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP for the year ending December 31, 2013 are described below and under “Audit Committee Report” located on page 75 of this proxy statement.

Fees and Services

The following table summarizes the aggregate fees paid or accrued by the Company to Deloitte & Touche LLP during 2012 and 2011:

	2012	2011
	(in thousands)
Audit Fees (a)	$7,545.0	$5,379.9
Audit-Related Fees (b)	297.0	12.0
Tax Fees (c)	358.8	1,217.4

Total	$8,200.8	$6,609.3

(a)	Audit Fees—Fees for audit services billed in 2012 and 2011 consisted of:

•	Audit of the Company’s annual financial statements, including the audits of the various subsidiaries conducting gaming operations as required by the regulations of the respective jurisdictions;

•	Sarbanes-Oxley Act, Section 404 attestation services;

•	Reviews of the Company’s quarterly financial statements; and

•	Comfort letters, statutory and regulatory audits, consents, and other services related to SEC matters.

(b)	Audit-Related Fees—Fees for audit-related services billed in 2012 and 2011 consisted of:

•	Quarterly revenue and compliance audits performed at certain of our properties as required by state gaming regulations;

•	Internal control reviews; and

•	Agreed-upon procedures engagements.

(c)	Tax Fees—Fees for tax services paid in 2012 and 2011 consisted of tax compliance and tax planning and advice:

•

Fees for tax compliance services totaled $228,098 and $817,336 in 2012 and 2011, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

i.	Federal, state, and local income tax return assistance

ii.	Requests for technical advice from taxing authorities

iii.	Assistance with tax audits and appeals

•

Fees for tax planning and advice services totaled $130,728 and $400,030 in 2012 and 2011, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of:

i.	Tax advice related to structuring certain proposed mergers, acquisitions, and disposals

ii.	Tax advice related to the alteration of employee benefit plans

iii.	Tax advice related to an intra-group restructuring

	2012	2011
Ratio of Tax Planning and Advice Fees to Audit Fees, Audit-Related Fees, and Tax Compliance Fees	0.02:1	0.06:1

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The services performed by Deloitte & Touche LLP in 2012 and 2011 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its February 26, 2003, meeting, and amended at its April 15, 2004, meeting. This policy describes the permitted audit, audit-related, tax, and other services that Deloitte & Touche may perform. Any requests for audit services must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Except for such services which fall under the de minimis provision of the pre-approval policy, any requests for audit-related, tax, or other services also must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairperson of the Audit Committee. The Chairperson must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit, tax, and other services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review, or other attest service;

2.	The estimated fees for such services to be provided under this provision do not exceed a defined amount of total fees paid to the independent auditor in a given fiscal year;

3.	Such services were not recognized at the time of the engagement to be non-audit services; and

4.	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee.

No fees were approved under the de minimis provision in 2012 or 2011.

Representatives of Deloitte & Touche LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Deloitte & Touche LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Deloitte & Touche LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2013.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual stockholders meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board of Directors on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting of stockholders. The proxy card contains discretionary authority for them to do so.

EXECUTIVE OFFICERS

Executive officers are elected annually and serve at the discretion of our Board of Directors and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers. Gary W. Loveman serves as Chairman of the Board, Chief Executive Officer and President. His business experience is discussed above “Item 1—Election of Directors—Class III Directors (Current Term Will Expire at the 2015 Annual Meeting).” Other executive officers and their ages as of the date of this proxy statement are:

Name	Age	Position
Donald A. Colvin (1)	60	Executive Vice President and Chief Financial Officer

Timothy R. Donovan	57	Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer

Thomas M. Jenkin	58	President of Operations

Janis L. Jones	64	Executive Vice President of Communications and Government Relations

Gregory Miller	51	Senior Vice President of Domestic Development

John W. R. Payne	44	President of Enterprise Shared Services

Tariq M. Shaukat	40	Executive Vice President and Chief Marketing Officer

Mary H. Thomas	46	Executive Vice President, Human Resources

Steven M. Tight	57	President, International Development

(1)	On May 30, 2012, Jonathan S. Halkyard resigned from his position as Executive Vice President and Chief Financial Officer of the Company. On November 15, 2012, Mr. Colvin was appointed Executive Vice President and Chief Financial Officer.

Mr. Colvin has served as our Executive Vice President and Chief Financial Officer since November 2012. Prior to joining us, Mr. Colvin served as Executive Vice President and Chief Financial Officer of ON Semiconductor from April 2003 until October 2012. He served as the Senior Financial Director in March 2003 and from April 2003 to May 2010, Mr. Colvin served as the Treasurer for ON Semiconductor and SCI LLC. Mr. Colvin served as a member of the board of directors of Applied Micro Circuits Corporation and is a director and chairman of the audit committee of Isola Group.

Mr. Donovan became our Executive Vice President in November 2011, General Counsel in April 2009 and our Chief Regulatory and Compliance Officer in January 2011. He served as Senior Vice President from April 2009 to November 2011. Prior to joining us, Mr. Donovan served as Executive Vice President, General Counsel and Corporate Secretary of Republic Services, Inc. from December 2008 to March 2009 after a merger with Allied Waste Industries, Inc., where he served in the same capacities from April 2007 to December 2008. Mr. Donovan earlier served as Executive Vice President-Strategy & Business Development and General Counsel of Tenneco, Inc. from July 1999 to March 2007. He also serves on the board of directors of John B. Sanfilippo & Son, Inc.

Mr. Jenkin became our President of Operations in November 2011. He served as Western Division President from January 2004 through November 2011. He served as Senior Vice President-Southern Nevada from November 2002 to December 2003 and Senior Vice President and General Manager-Rio from July 2001 to November 2002.

Ms. Jones became our Executive Vice President of Communications and Government Relations in November 2011. She served as Senior Vice President of Communications and Government Relations from November 1999 to November 2011. Prior to joining Caesars, Ms. Jones served as Mayor of Las Vegas from 1991 to 1999.

Mr. Miller became our Senior Vice President of Domestic Development in May 2012. Prior to his current role, he served as Senior Vice President of Resort Development from February 2009 through April 2012. He previously served as the Vice President of Property Development from September 2004 through January 2009.

Mr. Payne became our President of Enterprise Shared Services in July 2011. He served as Central Division President from January 2007 through November 2011. Before becoming President of Enterprise Shared Services and Central Division President, Mr. Payne served as Atlantic City Regional President from January 2006 to December 2006, Gulf Coast Regional President from June 2005 to January 2006, Senior Vice President and General Manager-Harrah’s New Orleans from November 2002 to June 2005 and Senior Vice President and General Manager-Harrah’s Lake Charles from March 2000 to November 2002.

Mr. Shaukat became our Executive Vice President and Chief Marketing Officer in March 2012. Prior to joining us, Mr. Shaukat was a Principal at McKinsey & Company from July 2009 through March 2012. He also served as Engagement Manager from 2005 to 2007 and as Associate Principal from 2007 to 2009.

Ms. Thomas became our Executive Vice President, Human Resources in November 2011. She served as our Senior Vice President, Human Resources from January 2006 to November 2011. Prior to joining us, Ms. Thomas served as Senior Vice President-Human Resources North America for Allied Domecq Spirits & Wines from October 2000 to December 2005.

Mr. Tight became our President, International Development in July 2011. Prior to joining us, Mr. Tight served as Chief Executive Officer of Aquiva Development from August 2008 to August 2009 and Chief Executive Officer of Al Sharq Investment from December 2004 to July 2008. Mr. Tight earlier served as Senior Vice President International Development for the Walt Disney Company from 2000 to 2004 and as their Vice President of Business Development from 1997 to 1999 and Vice President of Finance from 1993 to 1996.

EXECUTIVE COMPENSATION

Compensation Risk Assessment

The HRC has evaluated the Company’s compensation structure from the perspective of enterprise risk management and the terms of the Company’s compensation policies generally. As discussed below, the Company’s executive compensation practices are intended to compensate executives primarily on performance, with a large portion of potential compensation at risk. The HRC has set senior executive compensation with two driving principles in mind: (1) delivering financial results to our stockholders, and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, historically the HRC has set our senior executive compensation so that at least 50% of our senior executives’ total compensation is at risk based on these objectives. In addition, the HRC has the authority to claw back bonuses paid to participants in the event of a termination for cause or material non-compliance resulting in financial restatement by a plan participant. As a result, together with the restrictions placed on the Company by gaming, compliance and other regulations, the HRC does not believe that the Company’s compensation policies and practices provide incentives to take inappropriate business risks.

Compensation Discussion and Analysis

Our Human Resources Committee. The HRC serves as our compensation committee with the specific purpose of designing, approving, and evaluating the administration of our compensation plans, policies, and programs. The HRC’s role is to ensure that compensation programs are designed to encourage high performance, promote accountability and align employee interests with the interests of our stockholders. The HRC is also charged with reviewing and approving the compensation of the Chief Executive Officer and our other senior executives, including all of the named executive officers. The HRC operates under our Human Resources Committee Charter. The HRC Charter was last updated on February 21, 2013. It is reviewed no less than once per year with any recommended changes presented to our Board for approval.

The HRC currently consists of Kelvin L. Davis, Marc Rowan and Lynn C. Swann. The qualifications of the HRC members stem from roles as corporate leaders, private investors, and board members of several large corporations. Their knowledge, intelligence, and experience in company operations, financial analytics, business operations, and understanding of human capital management enables the members to carry out the objectives of the HRC. We have chosen the “controlled company” exception under the NASDAQ rules which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.

In fulfilling its responsibilities, the HRC is entitled to delegate any or all of its responsibilities to a subcommittee of the HRC or to specified executives of Caesars, except that it may not delegate its responsibilities for any matters where it has determined such compensation is intended to comply with the exemptions under Section 16(b) of the Exchange Act.

In February 2009, our Board formed the 162(m) Plan Committee comprised of two members: Lynn C. Swann and Christopher J. Williams. The purpose of the 162(m) Plan Committee is to administer the Caesars Entertainment Corporation 2009 Senior Executive Incentive Plan, as amended (the “Senior Executive Incentive Plan”).

HRC Consultant Relationships. The HRC has the authority to engage services of independent legal counsel, consultants and subject matter experts in order to analyze, review, recommend and approve actions with regard to Board compensation, executive officer compensation, or general compensation and plan provisions. We provide for appropriate funding for any such services commissioned by the HRC. These consultants are used by the HRC for purposes of executive compensation review, analysis, and recommendations. The HRC has engaged and expects to continue to engage external consultants for the purposes of determining Chief Executive Officer and other senior executive compensation. However, with respect to 2012 compensation, the HRC did not engage any consultants. Rather, consultants were engaged by our Human Resources executives, and these consultants helped formulate information that was then provided to the HRC. See “Role of outside consultants in establishing compensation” below.

2012 HRC Activity

During four meetings in 2012, as delineated in the Human Resources Committee Charter and as outlined below, the HRC performed various tasks in accordance with their assigned duties and responsibilities, including:

•

Chief Executive Officer Compensation: reviewed and approved corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluated the performance of the Chief Executive Officer in light of these approved corporate goals and objectives and relative to peer group, evaluated and awarded the equity compensation and annual bonus of the Chief Executive Officer based on such evaluation.

•

Other Senior Executive Compensation: set base compensation, annual bonus (other than those executives that receive bonuses under the Senior Executive Incentive Plan), and awarded equity compensation for all senior executives, which included an analysis relative to our competition peer group.

•

Executive Compensation Plans: reviewed status of various executive compensation plans, programs, and incentives, including the Annual Management Bonus Plan, our various deferred compensation plans, our various equity plans and amendments to plans.

•

Equity Compensation Plans: approved the Caesars Entertainment Corporation 2012 Performance Incentive Plan (the “2012 Plan”) together with an amendment to the 2012 Plan and approved a stock option repricing/exchange, each as discussed below in more detail.

Role of Human Resources Committee. The HRC has sole authority in setting the material compensation of our senior executives, including base pay, incentive pay (other than those executives that receive bonuses under the Senior Executive Incentive Plan) and equity awards. The HRC receives information and input from our senior executives and outside consultants (as described below) to help establish these material compensation determinations, but the HRC is the final arbiter on these decisions.

Role of Company executives in establishing compensation. When determining the pay levels for the Chief Executive Officer and our other senior executives, the HRC solicits advice and counsel from internal as well as external resources. Internal company resources include the Chief Executive Officer, Executive Vice President of Human Resources and Senior Vice President of Compensation, Benefits and Human Resource Systems and Services. The Executive Vice President of Human Resources is responsible for developing and implementing our business plans and strategies for all company-wide human resource functions, as well as day-to-day human resources operations. The Senior Vice President of Compensation, Benefits and Human Resource Systems and Services is responsible for the design, execution, and daily administration of our compensation, benefits, and human resources shared-services operations. Both of these Human Resources executives attend the HRC meetings, at the request of the HRC, and act as a source of informational resources and serve in an advisory capacity. The Corporate Secretary is also in attendance at each of the HRC meetings and oversees the legal aspects of our executive compensation and benefit plans, updates the HRC regarding changes in laws and regulations affecting our compensation policies, and records the minutes of each HRC meeting. The Chief Executive Officer also attends HRC meetings.

In 2012, the HRC communicated directly with the Chief Executive Officer and Human Resources executives in order to obtain external market data, industry data, internal pay information, individual and our performance results, and updates on regulatory issues. The HRC also delegated specific tasks to the Human Resources executives in order to facilitate the decision making process and to assist in the finalization of meeting agendas, documentation, and compensation data for HRC review and approval.

The Chief Executive Officer annually reviews the performance of our senior executives and, based on these reviews, recommends to the HRC compensation for all senior executives, other than his own compensation. The HRC, however, has the discretion to modify the recommendations and makes the final decisions regarding material compensation to senior executives, including base pay, incentive pay (other than those executives that receive bonuses under the Senior Executive Incentive Plan), and equity awards.

Role of outside consultants in establishing compensation. Our internal Human Resources executives regularly engage outside consultants to provide advice related to our compensation policies. Standing consulting relationships are held with several global consulting firms specializing in executive compensation, human capital management, and board of director pay practices. During 2012, the services performed by consultants that resulted in information provided to the HRC are set forth below:

1. Towers Watson provided us with advice regarding our annual employee opinion survey and external benchmarking.

2. Mercer Investment Consulting was retained by the Savings & Retirement Plan (401k) and Executive Deferred Compensation Plan Investment Committees to advise these committees on investment management performance, monitoring, investment policy development, and investment manager searches.

3. Stoel Rives LLP was retained by the Savings & Retirement Plan (401k) Administrative Committee in the third quarter of 2012, in place of Mercer Human Resources Consulting, to advise this committee on plan design, compliance and operational consulting for our qualified defined contribution plan.

The consultants provided the information described above to our Human Resources executives to help formulate information that is then provided to the HRC. We engaged Mercer Investment Consulting, Mercer Human Resources Consulting, and Stoel Rives LLP to perform consulting services for us regarding our 401(k) Plan, and Mercer Investment Consulting for our Executive Deferred Compensation Plans. The fees for these services for 2012 were $563,996 for the 401(k) Plan and $92,063 for the Executive Deferred Compensation Plans.

The HRC has determined that the work of Towers Watson, Mercer Investment Consulting and Stoel Rives LLP did not raise any conflicts of interest in fiscal 2012. In making this assessment, the HRC considered that neither Towers Watson, Mercer Investment Consulting nor Stoel Rives LLP provided any other services to the Company unrelated to executive compensation and the other factors enumerated in new Rule 10C-1(b) under the Exchange Act.

Objectives of Compensation Programs

Our executive compensation program is designed to achieve the following objectives:

•	align our rewards strategy with our business objectives, including enhancing stockholder value and customer satisfaction;

•	support a culture of strong performance by rewarding employees for results;

•	attract, retain and motivate talented and experienced executives; and

•	foster a shared commitment among our senior executives by aligning our and their individual goals.

These objectives are ever present and are at the forefront of our compensation philosophy and all compensation design decisions.

Compensation Philosophy

Our compensation philosophy provides the foundation upon which all of our compensation programs are built. Our goal is to compensate our executives with a program that rewards loyalty, results-driven individual performance, and dedication to the organization’s overall success. These principles define our compensation philosophy and are used to align our compensation programs with our business objectives. Further, the HRC specifically outlines in its charter the following duties and responsibilities in shaping and maintaining our compensation philosophy:

•	assess whether the components of executive compensation support our culture and business goals;

•	consider the impact of executive compensation programs on stockholders;

•	consider issues and approve policies regarding qualifying compensation for executives for tax deductibility purposes;

•	approve the appropriate balance of fixed and variable compensation; and

•	approve the appropriate role of performance based and retention based compensation.

Our executive compensation programs are structured to reward our executives for their contributions in achieving our mission of providing outstanding customer service and attaining strong financial results, as discussed in more detail below. Our executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of our stockholders.

Various company policies are in place to shape our executive pay plans, including:

•	salaries are linked to competitive factors, internal equity, and can be increased as a result of successful job performance;

•	our annual bonus programs are competitively based and provide incentive compensation based on our financial performance and customer service scores;

•	long-term incentives are tied to enhancing stockholder value and to our financial performance; and

•	qualifying compensation paid to senior executives is designed to maximize tax deductibility, where possible.

The executive compensation practices are intended to compensate executives primarily on performance, with a large portion of potential compensation at risk. In the past, the HRC has set senior executive compensation with two driving principles in mind: (1) delivering financial results to our stockholders and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, historically the HRC has set our senior executive compensation so that at least 50% of our senior executives’ total compensation is at risk based on these objectives.

In 2008, as a result of the Acquisition and there being no public market for our common stock, the HRC deviated from our long-term compensation philosophy by awarding a “megagrant” equity award in lieu of annual equity grants that we had historically awarded like many other public companies. However, the HRC continues to review our equity awards, and has subsequently re-priced existing grants and awarded supplemental equity grants to select senior executives in 2010, 2011, and 2012, as more fully described below. With the transition back to a public company, we are currently establishing our LTI grant strategy to return to an annual equity reward in 2013 to maintain a competitive long term incentive plan.

Compensation Program Design

The executive compensation program is designed with our executive compensation objectives in mind and is comprised of fixed and variable pay plans, cash and non-cash plans, and short and long-term payment structures in order to recognize and reward executives for their contributions to our Company today and in the future.

The table below reflects our short-term and long-term executive compensation programs during 2012:

Short-term	Long-term

Fixed and Variable Pay	Variable Pay

Base Salary	Equity Awards

Annual Management Bonus Plan	Executive Supplemental Savings Plan II

Senior Executive Incentive Plan	Revenue Growth Incentive Plan (1)

Customer Service Jackpot Plan	Project Renewal Incentive Plan (2)

(1)	The Revenue Growth Incentive Plan expired on June 30, 2012.
(2)	The Project Renewal Incentive Plan expired on March 1, 2013.

The variable compensation to be paid to each of our named executive officers for 2012 includes an annual bonus under the Annual Management Bonus Plan, for Mr. Colvin and Ms. Wilfong, and under the Senior Executive Incentive Plan for Messrs. Loveman, Jenkin, Payne, and Donovan. Determination of performance against the goals of the Annual Management Bonus Plan for Ms. Wilfong is at the discretion of the HRC, with input from the Chief Executive Officer. Determination of performance against the goals for the Senior Executive Incentive Plan for Messrs. Loveman, Jenkin, Payne, Colvin and Donovan is at the discretion of the 162(m) Committee, with input from Mr. Loveman for Messrs. Jenkin, Payne, Colvin and Donovan.

Our variable compensation program also consists of the Revenue Growth Incentive Plan (“RGIP”), which expired June 30, 2012, the Project Renewal Incentive Plan (“PRIP”), which expired March 1, 2013, and the Customer Service Jackpot Plan. The goals of each of these plans are discussed in more detail below. Partial payout of the PRIP occurred in 2011 and was paid to our named executive officers. See “—Summary Compensation Table.” Payout information for the PRIP in 2011 is summarized below, and individual performance was taken into account in determining the size of the payout, though the payout amounts followed a formula in almost all instances.

In addition, variable compensation also consists of our equity award grants, which consist of stock option grants. During 2012, we granted stock options and restricted shares of our common stock to Mr. Colvin as part of his long-term compensation, which is detailed below in the “—Summary Compensation Table”.

We periodically assess and evaluate the internal and external competitiveness for all components of our executive compensation program. Internally, we look at critical and key positions that are directly linked to our profitability and viability. We review our compensation structure to determine whether the appropriate hierarchy of jobs is in place with appropriate ratios of Chief Executive Officer compensation to other senior executive compensation. We believe the appropriate ratio of Chief Executive Officer cash compensation compared to other senior executives ranges from 2.15:1 on the low end to 6:79 on the high end. These ratios are merely a reference point for the HRC in setting the compensation of our Chief Executive Officer, and were set after reviewing the job responsibilities of our Chief Executive Officer versus other senior executives and market practice. Internal equity is based on both quantitative and qualitative job evaluation methods, including span of control, required skills and abilities, long-term career growth opportunities as well as relevant comparative financial and non-financial job metrics. Externally, benchmarks are used to provide guidance and to improve our ability to attract, retain, and recruit talented senior executives. Due to the highly competitive nature of the gaming industry, as well as the competitiveness across industries for talented senior executives, it is important for our compensation programs to provide us the ability to internally develop executive talent, as well as recruit highly qualified senior executives.

The overall design of the executive compensation program and the elements thereof is a culmination of years of development and compensation plan design adjustments. Each year the plans are reviewed for effectiveness, competitiveness, and legislative compliance. The current plans have been put into place with the approval of the HRC and in support of the principles of the compensation philosophy and objectives of our pay practices and policies.

In 2009, our Human Resources department conducted a review of compensation practices of competitors in the gaming industry and our Human Resources department continued to review and update the analysis in 2010 and 2011. The review covered a range of senior roles and competitive practices. As a result of this review, the HRC believes that the current compensation program adequately compensates and provides incentive to our executives. The companies comprising our peer group for the 2009 review and 2011 update were:

•	Ameristar Casinos, Inc.

•	Boyd Gaming Corporation

•	Isle of Capri Casinos

•	Las Vegas Sands Corp.

•	MGM Resorts International

•	Penn National Gaming, Inc.

•	Station Casinos, Inc.

•	Trump Entertainment Resorts

•	Wynn Resorts, Limited

In 2011, we engaged Aon Hewitt to provide a review of equity compensation practices. The review covered practices at a broad range of 30 U.S. companies of comparable size and geographic scope to the US and was not limited to peers in the gaming industry. The study included the following companies:

•	Marriott International, Inc.

•	Starwood Hotels & Resorts Worldwide, Inc.

•	Wyndham Hotels & Resorts, LLC

•	McDonald’s Corporation

•	Darden Restaurants, Inc.

•	Yum! Brands, Inc.

•	CVS Caremark Corporation

•	The Kroger Co.

•	Home Depot

•	Target Corporation

•	Walgreen Co.

•	Lowe’s Companies, Inc.

•	SuperValu Inc.

•	Staples Inc.

•	Macy’s

•	The TJX Companies, Incorporated

•	J.C. Penney Company, Inc.

•	The Gap, Inc.

•	Genuine Parts Company

•	Starbucks Corporation

•	Nordstrom, Inc.

•	VF Corporation

•	Office Max

•	Ross Stores, Inc.

•	Auto Zone

•	The Pantry, Inc.

•	PetSmart, Inc.

•	Travel Centers of America

•	Radio Shack Corporation

•	Williams-Sonoma, Inc.

The companies comprising our peer group were not updated for 2012; however, Human Resources did conduct a review of senior executive compensation paid by our competitors based on their public filings.

Impact of Performance on Compensation

The impact of individual performance on compensation is reflected in base pay merit increases, setting the annual bonus plan payout percentages as compared to base pay, and the amount of equity awards granted. The impact of our financial performance and customer satisfaction is reflected in the calculation of the annual bonus payment and the intrinsic value of equity awards. Supporting a performance-based culture and providing compensation that is directly linked to outstanding individual and overall financial results is at the core of our compensation philosophy and human capital management strategy.

For senior executives, the most significant compensation plans that are directly affected by the attainment of performance goals are our Annual Management Bonus Plan and Senior Executive Incentive Plan. The bonus plan performance criteria, target percentages, and plan awards under our Annual Management Bonus Plan for the bonus payments for fiscal 2012 (paid in 2013) were set in February 2012; however, the HRC continued its past practice of periodically reviewing performance criteria against plan. The bonus plan performance criteria, target percentages, and plan awards under the Senior Executive Incentive Plan were set in February 2012. The financial measurement used to determine the bonus under our Annual Management Bonus Plan is Adjusted EBITDA. The non-financial measurement used to determine plan payments is customer satisfaction. The financial measure for the Senior Executive Incentive Plan is EBITDA. “Adjusted EBITDA” under our Annual Management Bonus Plan means “Adjusted EBITDA” as defined in the agreements governing our senior secured credit facilities which are publicly available on the SEC’s website, and is further adjusted by exceptions approved by the HRC to account for unforeseen events that directly impact Adjusted EBITDA results. “EBITDA” under our Senior Executive Incentive Plan means the Company’s consolidated net income before deductions for interest expense, income tax expense, depreciation expense, amortization expense for the performance period, each computed in accordance with accounting principles generally accepted in the U.S. The HRC may make adjustments to the calculation of the Company’s EBITDA when the performance goal is established.

Based on performance goals set by the HRC each year, there are minimum requirements that must be met in order for a bonus plan payment to be provided under the Annual Management Bonus Plan. Just as bonus payments are increased as performance goals are exceeded, results falling short of goals reduce or eliminate bonus payments. In order for participants in our Annual Management Bonus Plan to receive a bonus, a minimum attainment of 85% of the financial goal approved by the HRC must be met; however, the HRC has the discretion to award bonuses even if the target threshold is not met.

Elements of Compensation

Elements of Active Employment Compensation and Benefits

The total direct compensation mix for each named executive officer varies. For our Chief Executive Officer, the allocation for 2012 was 44% for base salary and 56% for annual bonus. For the other named executive officers in 2012, the average allocation was 64% for base salary and 36% for annual bonus. Each compensation element is considered individually and as a component within the total compensation package. In reviewing each element of our senior executives’ compensation, the HRC reviews peer data, internal and external benchmarks, our performance over the past 12 months (as compared to our internal plan as well as compared to other gaming companies) and the executive’s individual performance. Prior compensation and wealth accumulation is considered when making decisions regarding current and future compensation; however, it has not been a decision point used to cap a particular compensation element.

Peer Group

We and the HRC review the compensation of our named executive officers against our peer groups. The table below shows the amounts paid for our named executive officers in 2012, and the Peer Group Median for each category of compensation, as measured in 2011, the latest data available for the peer group.

	Base Salary		Option Awards		Non-Equity Incentive Plan Compensation		All Other Compensation
	Paid ($)	Peer Group Median ($)	Paid ($)	Peer Group Median ($)	Paid ($)	Peer Group Median ($)	Paid ($)	Peer Group Median ($)
Gary W. Loveman, President and Chief Executive Officer	1,900,000	1,100,000	7,456,626	1,825,000	2,400,000	2,556,981	1,043,521	650,230

Donald A. Colvin, Executive Vice President and Chief Financial Officer (1)	70,000	711,058	276,435	1,640,193	87,500	746,542	—	38,407

Diane E. Wilfong, Senior Vice President, Controller, Chief Accounting Officer (2)	399,183	711,058	43,320	1,640,193	200,000	746,542	13,217	38,407

Jonathan S. Halkyard, Executive Vice President and Chief Financial Officer (3)	323,077	711,058	—	1,640,193	—	746,542	13,194	38,407

Thomas M. Jenkin, President of Operations	1,200,000	814,835	795,396	1,038,725	800,000	1,105,988	36,667	98,477

John W. R. Payne, President of Enterprise Shared Services	1,125,000	814,835	584,342	1,038,725	525,000	1,105,988	20,542	98,477

Timothy R. Donovan, Executive Vice President, General Counsel and Chief Regulatory & Compliance Officer	700,000	517,535	178,737	1,178,311	320,000	433,594	28,246	67,269

(1)	On November 15, 2012, Mr. Colvin was appointed Executive Vice President and Chief Financial Officer.
(2)	Ms. Wilfong served as our Principal Financial Officer from June 25, 2012 to November 14, 2012.
(3)	On May 30, 2012, Mr. Halkyard resigned from his position as Executive Vice President and Chief Financial Officer of the Company.

Mr. Loveman’s base salary is above the median and is a reflection of our position as one of the world’s largest gaming companies. Additionally, several of Mr. Loveman’s peers are significant shareholders of their respective companies and, therefore, choose to receive a reduced base salary; this does not apply to Mr. Loveman. Messrs. Colvin’s, Jenkin’s, Payne’s and Donovan’s and Ms. Wilfong’s base salaries are in line with their peer group median, but where above is a reflection of our position as one of the world’s largest gaming companies. With respect to options awarded, we awarded one-time “mega-grants” in 2008 following the Acquisition. These grants were intended as a five year equivalent grant value, as opposed to our prior practice of annual option grants. In 2010 and 2011, we supplemented these grants, as more fully described above. Also in 2011, options were amended as described in “2011 Amendments to Equity Plan and Supplemental Grants-Stock Option Re-Pricing” below, to reduce the exercise price of the outstanding 1.5X performance-based options to $20.09 per share and of outstanding time-based options to $20.09, with the reduced exercise price of the time-based options being phased in between a four to six year period, depending on the grant date and the price. In 2012, options were amended as described in “- 2012 Stock Option Re-Pricing”, in a one for one exchange of all outstanding options, with strike price reduced to $20.09 for time based options vesting on the first and the second anniversary of the grant date. On the second anniversary of the grant date, the price of these options reverts to the grant date value of $8.22. The exercise price of the time based options vesting after the second anniversary of the grant date and of all outstanding performance-based options was reduced to $8.22 per share, the 1.5X performance options were changed to $35.00 price target and 2X performance options were changed to $57.41 price target, with the time based options vesting schedule changing to four years with 20% of options vested immediately. The Option Awards figures in the above table reflect these events. With respect to non-equity incentive plan compensation, our Senior Executive Incentive Plan (for Messrs. Loveman, Colvin (commencing in 2013), Jenkin, Payne, and Donovan) is a discretionary program based on our financial performance, and the Annual Management Bonus Plan (for Mr. Colvin in 2012 and for Ms. Wilfong) is a discretionary program based on our financial performance and customer service improvement. Bonus amounts are determined at the sole discretion of the HRC, with input from the Chief Executive Officer for the other named executive officer’s. With respect to all other compensation, costs above peer group median are related to the costs of Mr. Loveman’s personal security, aircraft usage and hotel lodging expense while in Las Vegas. See Note 5 of “—Summary Compensation Table.”

Base Salary

Salaries are reviewed each year and increases, if any, are based primarily on an executive’s accomplishment of various performance objectives and salaries of executives holding similar positions within the peer group, or within our company. Adjustments in base salary may be attributed to one of the following:

•

Merit: increases in base salary as a reward for meeting or exceeding objectives during a review period. The size of the increase is directly tied to pre-defined and weighted objectives (qualitative and quantitative) set forth at the onset of the review period. The greater the achievement in comparison to the goals, generally, the greater the increase.

•	Market: increases in base salary as a result of a competitive market analysis, or in coordination with a long term plan to pay a position at a more competitive level.

•	Promotional: increases in base salary as a result of increased responsibilities associated with a change in position.

•	Additional Responsibilities: increases in base salary as a result of additional duties, responsibilities, or organizational change. A promotion may be, but is not necessarily, involved.

•	Retention: increases in base salary as a result of a senior executive’s being recruited by or offered a position by another employer.

All of the above reasons for base salary adjustments for senior executives must be approved by the HRC and are not guaranteed as a matter of practice or in policy.

Our Chief Executive Officer did not receive an increase in base salary in 2012 due to the general economic environment. In February 2009, we implemented a 5% reduction in base salary for management employees, including the named executive officers. Effective January 1, 2010, the 5% base salary reduction was revoked for management employees, with the exception of members of senior management, including the named executive officers. In July 2010, the HRC retracted the 5% salary reduction in place for members of our senior management, including the named executive officers, with the exception of our Chief Executive Officer. Messrs. Donovan and Colvin and Ms. Wilfong were not employed by the company at the time of the reduction and were, therefore, not affected.

Senior Executive Incentive Plan

In December 2008, the Senior Executive Incentive Plan was approved by the HRC and our sole voting stockholder, to be effective January 1, 2009. The awards granted pursuant to the Senior Executive Incentive Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. Eligibility to participate in the Senior Executive Incentive Plan is limited to senior executives of Caesars and its subsidiaries who are or at some future date may be, subject to Section 16 of the Exchange Act. The 162(m) Plan Committee selected the Senior Executive Incentive Plan participants for 2012 in February 2012 and set their performance goals based upon our EBITDA. The 162(m) Plan Committee set the bonus target for each participant of the Senior Executive Incentive Plan at 0.5% of the Company’s EBITDA for 2012. Subject to the foregoing and to the maximum award limitations, no awards will be paid for any period unless we achieve positive EBITDA. On November 14, 2012, the 162(m) Plan Committee amended the Senior Executive Incentive Plan to include the authority of the committee to claw back bonuses paid to participants in the event of a termination for cause or material non-compliance resulting in financial restatement by a plan participant.

Messrs. Loveman, Jenkin, Payne, and Donovan and certain other executive officers participated in the Senior Executive Incentive Plan for the year 2012. As noted above, the 162(m) Plan Committee has authority to reduce bonuses earned under the Senior Executive Incentive Plan and also has authority to approve bonuses outside of the Senior Executive Incentive Plan to reward executives for special personal achievement.

It has been the 162(m) Plan Committee’s practice to decrease the bonus target of 0.5% of EBITDA by reference to the achieved performance goals and bonus formulas used under the Annual Management Bonus Plan discussed below.

Senior Executive Incentive Plan bonuses were awarded to our eligible named executive officers in 2013 for 2012 performance. See “—Summary Compensation Table.”

Annual Management Bonus Plan

The Annual Management Bonus Plan (the “Bonus Plan”) provides the opportunity for our senior executives and other participants to earn an annual bonus payment based on meeting corporate financial and non-financial goals. These goals are set at the beginning of each fiscal year by the HRC. Beginning in 2009, the HRC approved a change to the Bonus Plan that allowed the HRC to revise financial goals on a semi-annual basis if external economic conditions indicated that the original goals did not correctly anticipate movements of the broader economy. Under the Bonus Plan, the goals can pertain to operating income, pre-tax earnings, return on sales, earnings per share, a combination of objectives, or another objective approved by the HRC. The goals may change annually to support our short or long-term business objectives. For the 2012 plan year, the Bonus Plan’s goal consisted of a combination of Adjusted EBITDA and customer satisfaction improvement. Although officers that participated in the Senior Executive Incentive Plan during 2012 do not participate in the Bonus Plan, goals are set for all officers under this plan. The measurement used to gauge the attainment of these goals is called the “corporate score.”

For 2012, financial goals are based on Adjusted EBITDA, representing up to 80% of the corporate score. EBITDA is a common measure of company performance in the gaming industry and as a basis for valuation of gaming companies and, in the case of Adjusted EBITDA, as a measure of compliance with certain debt covenants. Adjusted EBITDA comprised 80% of the corporate score for 2012, and the target was set at $2,245 million for 2012.

Non-financial goals consist of one key measurement: customer satisfaction. We believe we distinguish ourselves from competitors by providing excellent customer service. Supporting our property team members who have daily interaction with our external customers is critical to maintaining and improving guest service. Customer satisfaction is measured by surveys of our loyalty program (“Total Rewards”) customers taken by a third party. These surveys are taken weekly across a broad spectrum of customers. Customers are asked to rate our casinos’ performance using a simple A-B-C-D-F rating scale. The survey questions focus on friendly/helpful and wait time in key operating areas, such as beverage service, slot services, Total Rewards, cashier services and hotel operation services. Each of our casino properties works against an annual baseline defined by a composite of their performance in these key operating areas from previous years. Customer satisfaction comprised 20% of the corporate score for 2012, and the target was set at a 3% change from non-A to A scores for 2012. A minimum 1% change from non-A to A scores is required to receive any portion of the customer satisfaction payout.

In February 2012, the HRC approved an adjustment to the Bonus Plan for non-corporate management in revenue generating departments designed to create an entrepreneurial atmosphere by aligning incentives more closely with individual performance and propel performance by focusing leaders on key business drivers in each area. The change was designed to reward management based on achievement of goals in their direct area of influence. Goals pertain to financial and non-financial objectives specific to the individual functional areas and positions, rather than the overall EBITDA and service scores of the plan. Payment of the bonus is subject to achievement of the minimum EBITDA plan results.

Under the terms of the Bonus Plan, bonus payments are not paid if Adjusted EBITDA is less than 85% of target; however, the HRC has the discretion to award bonuses even if the target threshold is not met.

After the corporate score has been determined, a bonus matrix approved by the HRC provides for bonus amounts of participating executive officers and other participants that will result in the payment of a specified percentage of the participant’s salary if the target objective is achieved. This percentage of salary is adjusted upward or downward based upon the level of corporate score achievement.

After the end of the fiscal year, the Chief Executive Officer assesses our performance against the financial and customer satisfaction targets set by the HRC. Taking into account our performance against the targets set by the HRC, the Chief Executive Officer will develop and recommend a performance score of 0 to 2.0 to the HRC.

The HRC has the authority under the Bonus Plan to adjust any goal or bonus points with respect to executive officers, including no payment under the Bonus Plan. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.

The 2012 corporate score of 58 was approved by the HRC in February 2013. The Committee subsequently also approved additional discretionary dollars to be allocated to high performers. These additional dollars brought the total funding up to an equivalent of 80 points. See “—Summary Compensation Table.”

In February 2012, the HRC approved a change to the Bonus Plan to include a company wide EBITDA component for senior non-corporate management ranging from 10%-25% of bonus. This change was made to reinforce a one-company mentality among property leaders.

Mr. Colvin and Ms. Wilfong participated in the Bonus Plan for the year 2012. In February 2013, the HRC delegated authority to Mr. Loveman to award a bonus under the Bonus Plan to Mr. Colvin and Ms. Wilfong. In addition, as noted above, under the Senior Executive Incentive Plan, performance goals for Messrs. Loveman,

Jenkin, Payne, and Donovan were assessed by the HRC for 2012 in February 2013 and the 162(m) Plan Committee reviewed the HRC’s assessments for purposes of setting bonuses under the Senior Executive Incentive Plan.

Customer Service Jackpot Plan

In February 2011, the HRC approved a new incentive plan for all management (including the named executive officers) designed to incent greatly enhanced performance against our customer service metric. The Customer Service Jackpot functions as a supplement to the Bonus Plan, and is measured against the same customer service metric as the Bonus Plan. In order to qualify for an award under the Customer Service Jackpot, a property must have a minimum positive shift of non-A to A customer scores of 6.0%, which is double the shift that earns the maximum customer service bonus points in the Bonus Plan, and we consider the Customer Service Jackpot to be an award for the achievement of two years’ worth of maximum service performance in a single year. Payout of the Customer Service Jackpot is targeted at 5% of an employee’s base salary for all management. In February 2012, the HRC approved this plan for 2012. No payments were made under this plan in 2012 to the named executive officers.

Revenue Growth Incentive Plan

In February 2010, the HRC approved a new medium-term Revenue Growth Incentive Plan, or RGIP, for certain members of management (including the named executive officers) designed to promote incremental revenue growth over a two year period (beginning on January 1, 2010) and bridge the gap between our current compensation (salary, bonus, benefits) and longer-term compensation offering (“equity plan”). In July 2010, the HRC modified the time period for the RGIP. The RGIP ran during the two year period from July 1, 2010 through June 30, 2012. The HRC determined to shift the RGIP forward by six months because (a) the plan was not rolled out to employees until March 2010, and (b) the continuing economic downturn in the gaming industry in the first half of 2010. The RGIP expired on June 30, 2012 and will not be renewed.

The RGIP was intended as a special, one-time bonus program for the purpose of promoting top-line revenue growth in excess of our then forecasted revenue growth over the two year bonus period. The HRC believed that after several years of promoting cost cutting it was an appropriate time to focus on revenue growth. The RGIP also provided a liquid medium-term incentive program, as it allows management and named executive officers the ability to earn cash in the medium-term, as opposed to our equity plan which is longer term and currently not liquid.

Senior executives and other management employees were eligible to participate in the RGIP. Payout of the RGIP was contingent on achievement of revenue growth at distinct thresholds above current forecasts. To ensure the RGIP was a value added program, payout of the bonus was also subject to the meeting of a minimum EBITDA margin threshold equal to or greater than the final consolidated EBITDA margin for the 2009 calendar year.

For 2010 and 2011, the sole goal of the RGIP was growth in revenue above the rate forecasted by our company. Incremental Revenue Growth was defined as an increase in the percentage of revenue growth year over year above the growth rate forecasted by our company. For the RGIP, payout levels of the bonus had been set at three incremental growth thresholds: 0.75%, 1.0% and 1.5% incremental revenue growth. These thresholds were set by looking at past growth rates and also our current five year predictions.

Achievement of 0.75% incremental revenue growth over the bonus period results in a payout of the RGIP at the target payout rate. The 1.0% and 1.5% incremental growth levels are “stretch” goals for the program and result in payouts at a premium percentage above the target payout. For our senior executives and officers the payout premiums are 125% and 150% of annual salary, respectively.

Subject to the discretion of the HRC, the revenue goals of the RGIP program were subject to adjustment based on changes in the general economy. The plan review occurred in a manner similar to that included as part of the Annual Management Bonus Plan in which both positive and negative changes in the economy are taken into account. The HRC had the final determination on the financial goals, and any changes to such goals, under the RGIP.

No bonus payments were earned or paid to the named executive officers under this plan in 2012.

Project Renewal Incentive Plan

In 2011, the HRC adopted the Project Renewal Incentive Plan, or PRIP, a plan designed to incent our leadership to undertake the cost savings initiatives proposed as part of a comprehensive program to streamline our operations that was launched in the fourth quarter of 2010. PRIP provides payouts when pre-determined cumulative, run rate savings milestones are achieved and maintained for at least three consecutive months, as certified by the HRC. PRIP includes four savings milestones in the amounts of $100 million, $200 million, $300 million and $400 million. Payout under PRIP is further subject to the maintenance of a minimum EBITDA threshold per $100 million of cost savings to ensure that actual savings flow through to EBITDA. PRIP expired on March 1, 2013.

The maximum payout any participant can receive based on achieving each of the four savings milestones is equal to two times the participant’s annual bonus target. Upon achievement (and maintenance) of each of (i) the first and second savings milestones ($100 million and $200 million, respectively) 33% of the annual bonus target is payable, and (ii) the third and fourth milestones ($300 million and $400 million, respectively) 67% of the annual bonus target is paid. Participants must be employed as of the day bonuses are paid in order to be eligible to receive payment.

The HRC approved that the first $100 million run rate savings milestone has been achieved, sustained for at least three months, and that the EBITDA governor has been achieved as well. No payouts were made to the named executive officers under PRIP in 2012.

While savings targets above the $100 million threshold were achieved, the plan incorporated governors based on EBITDA margin and performance that were not met, so payouts above this level were not made.

The Senior Executive Incentive Plan, the Bonus Plan, the Customer Service Jackpot Plan, the Revenue Growth Incentive Plan and the Project Renewal Incentive Plan are discretionary, including making no payments under the plans.

Equity Awards

Equity Plan

In February 2008, the Board approved and adopted the Harrah’s Entertainment Management Equity Incentive Plan, or the Equity Plan. The purpose of the Equity Plan is to promote our long term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of our business; to motivate management personnel by means of growth-related incentives to achieve long range goals; and to further the alignment of interests of participants with those of our stockholders. Except for options awarded under a predecessor plan that were rolled over into the Company by Mr. Loveman, all awards under prior plans were exchanged in the Acquisition.

The Equity Plan provides for the grant of awards that will vest based on continued service only (“time-based options”) and those that also require attainment of performance criteria (“performance-based options”). The performance-based options vest based on investment return to our stockholders following the Acquisition.

Originally, one-half of the performance based options become eligible to vest upon the stockholders receiving cash proceeds equal to two times their amount invested in the Acquisition (the “2X options”), and one-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to three times their amount invested (the “3X options”).

The combination of time and performance based vesting of the options is designed to compensate executives for their long term commitment to us, while motivating sustained increases in our financial performance and helping ensure the stockholders have received an appropriate return on their invested capital.

2010 Amendments to Equity Plan and Supplemental Grants

On February 23, 2010, the HRC amended the Equity Plan to increase in the available number of shares of common stock for which options may be granted up to 7,955,573 shares. The amendment also revised the vesting hurdles for performance-based options under the Equity Plan. Previously, performance-based options vested upon a 2X return and upon a 3X return. The triggers were revised to 1.5X and 2.5X, respectively. In addition, a pro rata portion of the 2.5X options will vest if funds affiliated with the Sponsors achieve a return on their investment that is greater than 2.0X, but less than 2.5X. The pro rata portion will increase on a straight line basis from zero to a participant’s total number of 2.5X options depending upon the level of returns that funds affiliated with the Sponsors realize between 2.0X and 2.5X.

In addition, in March 2010, the HRC approved supplemental equity grants for all of the named executive officers and certain other management in an effort to enhance the value of grants under the Equity Plan. The supplemental grants contained solely time-vested options, vesting over five years; however, there is no vesting until after the second anniversary from the grant date, and thereafter the options vest at 25% per year.

In March 2010, the HRC approved the following supplemental grants to the named executive officers:

Executive	Number of Shares of Time Based Options	Number of Shares of Performance Based Options
Gary W. Loveman	797,833	—
Thomas M. Jenkin	141,411	—
John W. R. Payne	89,717	—
Donald A. Colvin (1)	—	—
Jonathan S. Halkyard (2)	92,921	—
Timothy R. Donovan	31,006	—
Diane E. Wilfong (3)	—	—

(1)	On November 15, 2012, Mr. Colvin was appointed Executive Vice President and Chief Financial Officer.
(2)	On May 30, 2012, Mr. Halkyard resigned from his position as Executive Vice President and Chief Financial Officer of the Company.
(3)	Ms. Wilfong served as our Principal Financial Officer from June 25, 2012 to November 14, 2012.

2011 Amendments to Equity Plan and Supplemental Grants

Stock Option Re-Pricing

In July 2011, the HRC approved amendments to the Equity Plan and to outstanding stock options which were granted pursuant to the Equity Plan.

As a result of the July 2011 amendments, 2.5X performance-based options were revised to 2.0X, and if the Sponsors and their co-investors realize a return of less than 2.0X but equal to or greater than 1.75X, a pro rata portion of such performance-based options will vest based on straight line interpolation.

In addition, the exercise price for all outstanding time-based options was reduced to $20.09 per share, with the reduced exercise price being phased in between a four to six year period, depending on grant date, as set forth in each individual award agreement. Prior to the phase in, any vested options may still be exercised at the original exercise price, subject to the terms of the Equity Plan. The exercise price of outstanding 1.5X performance-based options was also reduced to $20.09 per share. The exercise price for the outstanding 2.5X, now 2.0X, performance options was not reduced to $20.09 per share.

The stock option re-pricing and the reduction of the vesting hurdles for performance-based options were intended to strengthen employee retention and provide our named executive officers with equity based compensation in line with their peer group.

2011 Supplemental Grant

In 2011, we engaged Aon Hewitt to review equity compensation practices at a broad range of companies of similar size and geographic scope. This review indicated that realizable grant values to our senior executives over the period of 2008-2015 were expected to significantly lag behind our peers. In order to mitigate this difference and ensure employee retention, management recommended to the HRC a supplemental option grant to a select group of employees, including the named executive officers.

On November 29, 2011, the HRC approved an amendment to our Management Equity Incentive Plan providing for an increase in the number of shares of our common stock for which time-based options may be granted from 5,516,446 to 6,143,749, which in turn increased the number of shares under the Plan from 7,955,573 to 8,582,876.

In addition, in November 2011 the HRC approved supplemental equity grants for all of the named executive officers and certain other key members of senior leadership. Except for with respect to grants to Mr. Loveman, the supplemental grants contained solely time-vested options, vesting over 4 years; Mr. Loveman’s supplemental grant included time-vested options, vesting over four years, and performance-based options with a 1X vesting hurdle.

The size of the supplemental grants was intended to provide our named executive officers with equity based compensation in line with their peer group. Specifically, for each named executive officer the supplemental grant was determined by using a participant’s then-current total option value and increasing the total to meet the 2008-2015 benchmark value developed by our human resources executives in conjunction with Aon Hewitt. In some cases, individual performance was also taken into account.

In November 2011, the HRC approved the following supplemental grants to the named executive officers:

Executive	Number of Shares of Time Based Options	Number of Shares of Performance Based Options (1)
Gary W. Loveman	580,667	290,334
Thomas M. Jenkin	66,359	—
John W. R. Payne	68,635	—
Donald A. Colvin (2)	—	—
Jonathan S. Halkyard (3)	8,710	—
Timothy R. Donovan	8,710	—
Diane E. Wilfong (4)	5,226	—

(1)	These performance options vest if TPG and Apollo Global Management, LLC and its affiliates achieve the return of capital invested in the Company at a $57.41 stock price.
(2)	On November 15, 2012, Mr. Colvin was appointed Executive Vice President and Chief Financial Officer.

(3)	On May 30, 2012, Mr. Halkyard resigned from his position as Executive Vice President and Chief Financial Officer of the Company.
(4)	Ms. Wilfong served as our Principal Financial Officer from June 25, 2012 to November 14, 2012.

2012 Amendments to Equity Plan and 2012 Stock Option Re-Pricing

In July 2012, the HRC approved (i) an amendment to the 2012 Plan to increase the maximum number of shares of our common stock with respect to which stock options and stock appreciation rights may be granted during any calendar year to any individual under the 2012 Plan from 3,433,509 shares to 6,500,000 shares and (ii) a stock option repricing/exchange which allowed employees, service providers and directors holding options granted on or prior to February 9, 2012 and had an exercise price equal to or greater than $20.09 per share to exchange those options on a one-for-one basis for new stock options with an exercise price equal to the fair market value of shares of common stock on the date of the option repricing, except that certain options that vest on or prior to the second anniversary of the option repricing will be exercisable at an exercise price of $20.09 per share until the second anniversary of the option repricing and after such date will have an exercise price equal to the fair market value of shares of our common stock on the date of the option repricing (the “2012 Stock Option Re-Pricing”). Eligible participants for the repricing were all employees, directors and service providers of the Company or any of its subsidiaries on the date of the option repricing commenced and remained as such through the date of the option repricing. The exercise price for outstanding time-based options was reduced to $8.22 for options vesting immediately, and $20.09 for options vesting on or before August 21,2014, at which time the exercise price reverts to the fair market value on grant date of $8.22. All options vesting after the August 21, 2014 date have an exercise price of $8.22. All exchanged time-based options vest at 20% on each of the first four anniversaries of the grant date, with 20% of options vesting immediately. All exchanged 2X performance-based options were revised to vest at such time as the Company’s 30-day trailing average stock price equals or exceeds $57.41 per share, and all exchanged 1.5X performance-based options were revised to vest at such time as the Company’s 30-day trailing average stock price equals or exceeds $35.00 per share. Each replacement option had a ten year term. With respect to the option granted in exchange for Mr. Loveman’s option to purchase 290,334 shares of our common stock that granted to him on November 29, 2011 will vest on the date that the Company’s 30-day trailing average closing common stock price equals or exceeds $57.41 per share. The 2012 Stock Option Re-Pricing was initiated because at the time the stock options held by employees had little or no current value as an incentive to strengthen employee, service provider and director retention.

Omnibus Incentive Plan

In November 2012, the HRC approved the Omnibus Incentive Plan, which standardized and codified the administrative provisions for all of the Company’s variable compensation programs other than the 162(m) Plan. The Omnibus Incentive Plan is administered by the HRC, which has full and discretionary power to select eligible participants, determine the terms and conditions of awards, and make all other determinations for the administration of the plan. Under the Omnibus Incentive Plan, the HRC has the authority to cancel without payment, to require forfeiture and payment to the Company all or any portion of the compensation, gain or other value on all awards unless the awards agreement provides otherwise upon the occurrence of certain events.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. The HRC and the Board put these agreements in place in order to attract and retain the highest quality executives. At least annually, our compensation department reviews our termination and change in control arrangements against peer companies as part of its review of our overall compensation package for executives to ensure that it is competitive. The compensation department’s analysis is performed by reviewing each of our executives under several factors, including the individual’s role in the organization, the importance of the individual to the organization, the ability to replace the executive if he/she were to leave the organization, and the level of competitiveness in the marketplace to replace an executive while minimizing the affect to our on-going business. The compensation department presents its assessment to the HRC for feedback. The HRC reviews the information and determines if changes are necessary to the termination and severance packages of our executives.

Policy Concerning Tax Deductibility

The HRC’s policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to our best interests. Our Senior Executive Incentive Plan is designed to comply with Section 162(m) of the Code so that annual bonuses paid under these plans, if any, will be eligible for deduction by us. See “—Senior Executive Incentive Plan.”

Stock Ownership Requirements

As a company that only recently listed its equity securities on the NASDAQ Global Select Market, we do not have a policy regarding stock ownership.

Chief Executive Officer’s Compensation

The objectives of our Chief Executive Officer are approved annually by the HRC. These objectives are revisited each year. The objectives for 2012 were to:

•	achieve 2012 plan revenue, margins and liquidity;

•	improve capital structure;

•	continue to enhance domestic distribution position by actively pursuing opportunities to enter attractive markets;

•	establish a casino, online and non-gaming presence in Asia;

•	develop Caesars Interactive Entertainment as the leader online for rake and “for fun” gaming;

•	stimulate Las Vegas growth and Atlantic City revitalization; and

•	recruit, develop and motivate key talent.

The HRC’s assessment of the Chief Executive Officer’s performance is based on a subjective or objective review (as applicable) of performance against these objectives. Specific weights may be assigned to particular objectives at the discretion of the HRC, and those weightings, or more focused objectives, are communicated to the Chief Executive Officer at the time the goals are set forth. However, no specific weights were set against the Chief Executive Officer’s objectives in 2012.

As Chief Executive Officer, Mr. Loveman’s base salary was based on his performance, his responsibilities and the compensation levels for comparable positions in other companies in the hospitality, gaming, entertainment, restaurant and retail industries. Merit increases in his salary are a subjective determination by the HRC, which bases its decision upon his prior year’s performance versus his objectives as well as upon an analysis of competitive salaries. Although base salary increases are subjective, the HRC reviews Mr. Loveman’s base salary against peer groups, his roles and responsibilities within the company, his contribution to our success and his individual performance against his stated objective criteria.

The 162(m) Plan Committee used the Senior Executive Incentive Plan to determine the Chief Executive Officer’s bonus for 2012. Under this plan, bonus target is set as a percentage of EBITDA, as more fully described above. The 162(m) Plan Committee has discretion to reduce bonuses (as permitted by Section 162(m) of the Code), and it is the normal practice of the 162(m) Plan Committee to reduce the Chief Executive Officer’s bonus by reference to the achievement of performance goals and bonus formulas used under the Annual Management Bonus Plan. In February 2013, the 162(m) Plan Committee made the determination to award a bonus to the Chief Executive Officer for 2012 performance. See “—Summary Compensation Table.”

Mr. Loveman’s salary, bonus and equity awards differ from those of our other named executive officers in order to (a) keep Mr. Loveman’s compensation in line with Chief Executive Officer’s of other gaming, hotel and lodging companies, as well as other consumer oriented companies, (b) compensate him for the role as the leader and public face of our company and (c) compensate him for attracting and retaining our senior executive team.

Personal Benefits and Perquisites

During 2012, all of our named executive officers received a financial counseling reimbursement benefit and were eligible to participate in our deferred compensation plan, the Executive Supplemental Savings Plan II, or ESSP II, and our health and welfare benefit plans, including the Caesars Savings and Retirement Plan, or S&RP. In previous years, the named executive officers also received matching amounts from us pursuant to the plan documents, which are the same percentages of salary for all employees eligible for these plans. However, in February 2009, Company matching was suspended for the S&RP and ESSP II. A modified matching program with a $600 annual cap was approved by the HRC in November 2011 and will be reinstated for the S&RP exclusively in April 2012. For 2012, the annual cap on the match was pro-rated to a maximum of $450, due to the April 2012 effective date. In order to be eligible to receive the match, plan participants must be actively employed on the last day of the year.

Additionally, we provided for Mr. Loveman’s personal use of company aircraft at certain times during 2012. Lodging and certain other expenses were incurred by Mr. Loveman for use during his Las Vegas-based residence. We also provided security for Mr. Loveman and his family. The decision to provide Mr. Loveman with the personal security benefit was prompted by the results of an analysis provided by an independent professional consulting firm specializing in executive safety and security. Based on these results, the HRC approved personal security services to Mr. Loveman and his family.

These perquisites are more fully described in “—Summary Compensation Table.”

Our use of perquisites as an element of compensation is limited. We do not view perquisites as a significant element of our comprehensive compensation structure, but we do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Under our group life insurance program, senior executives, including the named executive officers, are eligible for an employer provided life insurance benefit equal to three times their base annual salary, with a maximum benefit of $5.0 million. Mr. Loveman is provided with a life insurance benefit of $3.5 million under our group life insurance program and additional life insurance policies with a benefit of $5.5 million. In addition to group long term disability benefits, which are available to all benefits eligible employees, Mr. Loveman, Mr. Jenkin and Mr. Payne are covered under a Company-paid individual long-term disability insurance policy paying an additional $5,000 monthly benefit. Mr. Loveman also has a Company-paid short-term disability policy with a $25,000 monthly benefit and an individual long-term disability insurance policy with a $5.0 million paid benefit.

Elements of Post-Employment Compensation and Benefits

Employment Arrangements

Chief Executive Officer. Mr. Loveman entered into an employment agreement on January 28, 2008 (as amended to date), which provides that Mr. Loveman will serve as Chief Executive Officer and President until

January 28, 2013, and the agreement shall extend for additional one year terms thereafter unless terminated by us or Mr. Loveman at least 60 days prior to each anniversary thereafter. In accordance with the terms of his employment agreement, Mr. Loveman’s employment has been extended until January 28, 2014. Additionally, pursuant to the agreement, Mr. Loveman received a grant of stock options pursuant to the Equity Plan (described above). Mr. Loveman’s annual salary is $2,000,000, subject to annual merit reviews by the HRC. In February 2009, Mr. Loveman agreed to reduce his salary to $1,900,000 as part of a broader management reduction of salaries, and despite the retraction of the reduction of base salary for the other named executive officers in July 2010, Mr. Loveman’s annual salary remains at $1,900,000.

Pursuant to his employment agreement, Mr. Loveman is entitled to participate in the annual incentive bonus compensation programs with a minimum target bonus of 1.5 times his annual salary. In addition, the agreement entitles Mr. Loveman to an individual long-term disability policy with a $180,000 annual maximum benefit and an individual long term disability excess policy with an additional $540,000 annual maximum benefit, subject to insurability.

Mr. Loveman is also entitled to life insurance with a death benefit of at least three times the greater of his base annual salary and $2,000,000. In addition, Mr. Loveman is entitled to financial counseling reimbursed by us, up to $50,000 per year. The agreement also requires Mr. Loveman, for security purposes, to use our aircraft, or other private aircraft, for himself and his family for business and personal travel. The agreement also provides that Mr. Loveman will be provided with accommodations while performing his duties in Las Vegas, and we will also pay Mr. Loveman a gross-up payment for any taxes incurred for such accommodations. Our Board can terminate the employment agreement with or without cause, and Mr. Loveman can resign, at any time.

If we terminate the agreement without Cause, or if Mr. Loveman resigns for Good Reason:

•	Mr. Loveman will be paid, in equal installments over a 24 month period, two times the greater of his base annual salary and $2,000,000 plus his target bonus;

•	Mr. Loveman will continue to have the right to participate in our benefit plans (other than bonus and long-term incentive plans) for a period of two years beginning on the date of termination; and

•	his pro-rated bonus (at target) for the year of termination.

“Cause” is defined under the agreement as:

(i)	the willful failure of Mr. Loveman to substantially perform his duties with us or to follow a lawful reasonable directive from our Board (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Loveman by our Board which specifically identifies the manner in which our Board believes that Mr. Loveman has willfully not substantially performed his duties or has willfully failed to follow a lawful reasonable directive and Mr. Loveman is given a reasonable opportunity (not to exceed thirty (30) days) to cure any such failure, if curable.

(ii)	(a) any willful act of fraud, or embezzlement or theft by Mr. Loveman, in each case, in connection with his duties under the employment agreement or in the course of his employment or (b) Mr. Loveman’s admission in any court, or conviction of, or plea of nolo contendere to, a felony that could reasonably be expected to result in damage to our business or reputation.

(iii)	Mr. Loveman being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nevada, New Jersey, New York, or North Carolina.

(iv)	Mr. Loveman’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to us, or (y) a final judicial order or determination prohibiting Mr. Loveman from service as an officer pursuant to the Exchange Act or the rules of the New York Stock Exchange.

“Good Reason” is defined under the agreement as: without Mr. Loveman’s express written consent, the occurrence of any of the following circumstances unless, in the case of paragraphs (a), (d), (e), (f), or (g) below, such circumstances are fully corrected prior to the date of termination specified in the written notice given by Mr. Loveman notifying us of his resignation for Good Reason:

(a)	the assignment to Mr. Loveman of any duties materially inconsistent with his status as our Chief Executive Officer or a material adverse alteration in the nature or status of his responsibilities, duties or authority;

(b)	the requirement that Mr. Loveman report to anyone other than our Board;

(c)	the failure of Mr. Loveman to be elected/re-elected as a member of our Board;

(d)	a reduction by us in Mr. Loveman’s annual base salary of $2,000,000.00, as the same may be increased from time to time as approved by the HRC;

(e)	the relocation of our principal executive offices from Las Vegas, Nevada, to a location more than fifty (50) miles from such offices, or our requiring Mr. Loveman either: (i) to be based anywhere other than the location of our principal offices in Las Vegas (except for required travel on our business to an extent substantially consistent with Mr. Loveman’s present business travel obligations); or (ii) to relocate his primary residence from Boston to Las Vegas;

(f)	our failure to pay to Mr. Loveman any material portion of his current compensation, except pursuant to a compensation deferral elected by Mr. Loveman, or to pay to Mr. Loveman any material portion of an installment of deferred compensation under any of our deferred compensation programs within thirty (30) days of the date such compensation is due;

(g)	our failure to continue in effect compensation plans (and Mr. Loveman’s participation in such compensation plans) which provide benefits on an aggregate basis that are not materially less favorable, both in terms of the amount of benefits provided and the level of Mr. Loveman’s participation relative to other participants at Mr. Loveman’s grade level, to those in which Mr. Loveman is participating as of January 28, 2008;

(h)	our failure to continue to provide Mr. Loveman with benefits substantially similar to those enjoyed by him under the Savings and Retirement Plan and the life insurance, medical, health and accident, and disability plans in which Mr. Loveman is participating as of January 28, 2008, the taking of any action by us which would directly or indirectly materially reduce any of such benefits or deprive Mr. Loveman of any material fringe benefit enjoyed by Mr. Loveman as of January 28, 2008, except as permitted by the employment agreement;

(i)	delivery of a written Notice of our non-renewal of the employment agreement by us to Mr. Loveman; or

(j)	our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.

Mr. Loveman waived his right to terminate his employment agreement for Good Reason in connection with the 5% reduction of his base annual salary implemented in February 2009.

If we terminate the agreement for Cause or Mr. Loveman terminates without Good Reason, Mr. Loveman’s salary will end as of the termination date.

After his employment with us terminates for any reason, Mr. Loveman will be entitled to participate in our group health insurance plans applicable to corporate executives, including family coverage, for his lifetime. We will pay 80% of the premium on an after-tax basis for this coverage, and Mr. Loveman will incur imputed taxable income equal to the amount of our payment. When Mr. Loveman becomes eligible for Medicare coverage, our group health insurance plan will become secondary, and Mr. Loveman will be eligible for the same group health benefits as normally provided to our other retired management directors. He will incur imputed taxable income equal to the premium cost of this benefit.

If a change in control were to occur during the term of Mr. Loveman’s employment agreement, and his employment was terminated involuntarily or he resigned for Good Reason within two years after the change in control, or if his employment was involuntarily terminated within six months before the change in control by reason of the request of the buyer, Mr. Loveman would be entitled to receive the benefits described above under termination without cause by us or by Mr. Loveman for good reason, except that (a) the multiplier would be three times (in lieu of two times) and (b) the payment would be in a lump sum (as opposed to over a 24 month period). In addition, if the payments are subject to a federal excise tax, or Excise Tax, imposed on Mr. Loveman, the employment agreement requires us to pay Mr. Loveman an additional amount, or the Gross-Up Payment, so that the net amount retained by Mr. Loveman after deduction of any Excise Tax on the change in control payments and all Excise Taxes and other taxes on the Gross-Up Payment, will equal the initial change in control payment, less normal taxes.

The agreement provides that Mr. Loveman will not compete with us or solicit employees to leave us above a certain grade level for a period of two years after termination of his active full time employment (which for this purpose does not include the salary continuation period).

Named Executive Officer Employment Arrangements

We also have employment agreements with our other named executive officers and members of our senior management team, which provide for a base salary, subject to merit increases as the HRC may approve. We entered into employment agreements on February 28, 2008 with Jonathan S. Halkyard, Thomas M. Jenkin, and John W. R. Payne. The agreements of Messrs. Jenkin, Halkyard, and Payne were renewed on January 4, 2012 and expire on January 4, 2016. We entered into an employment agreement with Timothy R. Donovan on April 2, 2009. We entered into an employment agreement with Donald A. Colvin on November 14, 2012. We entered into an employment agreement with Diane Wilfong on August 8, 2012. On May 30, 2012, Jonathan S. Halkyard resigned from his position as Executive Vice President and Chief Financial Officer of the Company. Below is a description of the material terms and conditions of these employment agreements.

The agreement with each of Messrs. Halkyard, Jenkin and Payne is for a term of four years beginning on January 4, 2012 and is automatically renewed for successive one year terms unless either we or the executive delivers a written notice of nonrenewal at least six months prior to the end of the term. The agreement with Mr. Donovan is for a term of four years beginning on April 2, 2009 and expired on April 2, 2013, but was automatically renewed for a one year term and will continue to be renewed for successive one year terms unless either we or the executive delivers a written notice of nonrenewal at least 60 days prior to the end of the term. The agreement with Mr. Colvin is for a term of four years beginning on November 14, 2012 and is automatically renewed for successive one year terms unless either we or the executive delivers a written notice of nonrenewal at least six months prior to the end of the term. The agreement with Ms. Wilfong is for a term of four years beginning August 8, 2012 and is automatically renewed for successive one year terms unless either we or the executive delivers a written notice of nonrenewal at least six months prior to the end of the term.

Pursuant to the employment agreements, the executives will receive base salaries as follows: Mr. Halkyard, $700,000; Mr. Jenkin, $1,200,000; Mr. Payne, $1,125,000; Mr. Donovan, $700,000; Mr. Colvin, $700,000; and Ms. Wilfong, $400,925. Pursuant to Mr. Colvin’s employment agreement, Mr. Colvin received a signing bonus of $150,000 on December 6, 2012. If Mr. Colvin voluntarily leaves employment with the Company unless he resigns for good reason (as defined in the employment agreement and set forth below) or if Mr. Colvin is terminated for cause (as defined in the employment agreement and set forth below), Mr. Colvin is obligated to repay his signing bonus in accordance with the following schedule: (i) prior to 365 days after Mr. Colvin’s start date, all of the signing bonus, (ii) more than 365 days, but less than 730 days after Mr. Colvin’s start date, fifty percent of the signing bonus, and (iii) more than 730 days after Mr. Colvin’s start date, none of the signing bonus. In addition, we have agreed to pay Mr. Colvin a bonus of $87,500 (which represents one-sixth of his annual bonus paid at the target percentage of 75%) and guaranteed Mr. Colvin a bonus of at least $525,000 (75% of Mr. Colvin’s base salary) in 2014. In February 2009, Messrs. Halkyard, Jenkin, and Payne agreed to reduce their respective base salaries by 5% as part of a broader management reduction of salaries. In August 2009, Mr. Halkyard was given a market based salary increase to $700,000 and took a 5% reduction of that salary to $665,000. In January 2010, Mr. Payne was given a market based salary increase to $1,025,000 and took a 5% reduction of that salary to $973,750. The 5% salary reductions were reinstated for each of the executives discussed above in July 2010. In July 2011, the HRC approved a salary increase for Mr. Payne from $1,025,000 to $1,125,000. The HRC will review base salaries on an annual basis with a view towards merit increases (but not decreases) in such salary. In addition, each executive will participate in our annual incentive bonus program applicable to the executive’s position and shall have the opportunity to earn an annual bonus based on the achievement of performance objectives.

Each of Messrs. Loveman, Payne, Jenkin, Halkyard, Colvin and Donovan is entitled to participate in benefits and perquisites at least as favorable to the executive as such benefits and perquisites currently available to the executives, group health insurance, long term disability benefits, life insurance, financial counseling, vacation, reimbursement of expenses, director and officer insurance and the ability to participate in our 401(k) plan. With respect to Messrs. Loveman, Payne, Jenkin and Halkyard, if (a) the executive attains age 50 and, when added to his or her number of years of continuous service with us, including any period of salary continuation, the sum of his or her age and years of service equals or exceeds 65, and at any time after the occurrence of both such events executive’s employment is terminated and his or her employment then terminates either (1) without cause or (2) due to non-renewal of the agreement, or (b) the executive attains age 55 and, when added to his or her number of years of continuous service with us, including any period of salary continuation, the sum of his or her age and years of service equals or exceeds 65 and the executive’s employment is terminated other than for cause, he or she will be entitled to lifetime coverage under our group health insurance plan. The executive will be required to pay 20% of the premium for this coverage and we will pay the remaining premium, which will be imputed taxable income to the executive. This insurance coverage terminates if the executive competes with us.

Upon a termination without cause (as defined in the employment agreement and set forth below), a resignation by the executive for good reason (as defined in the employment agreement and set forth below) or upon our delivery of a non-renewal notice, the executive shall be entitled to his or her accrued but unused vacation, unreimbursed business expenses and base salary earned but not paid through the date of termination. In addition, Messrs. Halkyard, Jenkin, Payne, Colvin and Donovan will receive a cash severance payment equal to 1.5 times his base salary payable in equal installments during the 18 months following such termination and pro-rated bonus for the year in which the termination occurs based on certain conditions, and Ms. Wilfong will receive a cash severance payment equal to 1.0 times her base salary payable in equal installments during the 12 months following such termination and pro-rated bonus for the year in which the termination occurs based on certain conditions. In addition, if Ms. Wilfong’s employment is terminated without cause during the 18 months following the Company hiring a new Chief Financial Officer, Ms. Wilfong is entitled to a prorated bonus payment at the applicable target percentage based on job grade and company performance as governed by the applicable Company documents, prorated as follows: (i) if Ms. Wilfong is terminated in January through March, 25% of the bonus payment, (ii) if Ms. Wilfong is terminated in April through June, 50% of the bonus payment, (iii) if Ms. Wilfong is terminated in July through September, 75% of the bonus payment, and (iv) if Ms. Wilfong is terminated in October through December, 100% of the bonus payment. In the event that the employment of Messrs. Halkyard, Jenkin, Payne, Colvin or Donovan is terminated by reason of his disability, he will be entitled to apply for our long term disability benefits, and, if he is accepted for such benefits, he will receive 18 months of base salary continuation offset by any long term disability benefits to which he is entitled during such period of salary continuation. In the event that Ms. Wilfong’s employment is terminated by reason of her disability, she will be entitled to apply for our long term disability benefits, and, if she is accepted for such benefits, she will receive 12 months of base salary continuation offset by any long term disability benefits to which she is entitled during such period of salary continuation. Furthermore, during the time that the executive receives his or her base salary during the period of salary continuation, he or she will be entitled to all benefits. Payment of any severance benefits is contingent upon the execution of a general release in favor of us and our affiliates.

“Cause” under the employment agreements is defined as:

(i)	the willful failure of executive to substantially perform executive’s duties with us or to follow a lawful, reasonable directive from our Board or the Chief Executive Officer (the “CEO”) or such other executive officer to whom executive reports (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to executive by our Board (or the CEO, as applicable) which specifically identifies the manner in which our Board (or the CEO, as applicable) believes that executive has willfully not substantially performed executive’s duties or has willfully failed to follow a lawful, reasonable directive;

(ii)	any willful act of fraud, or embezzlement or theft, by executive, in each case, in connection with executive’s duties under the employment agreement or in the course of executive’s employment under the employment agreement or (B) executive’s admission in any court, or conviction of, or plea of nolo contendere to, a felony;

(iii)	executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which we conduct gaming operations;

(iv)	executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to us, or (B) a final judicial order or determination prohibiting executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the NYSE or NASDAQ, as applicable; or

(v)	with respect to Messrs. Halkyard, Jenkin, Payne, or Donovan, a willful breach, and with respect to Ms. Wilfong and Mr. Colvin, a breach, of non-competition provisions or confidentiality provisions of the employment agreement.

For purposes of definition, no act or failure to act on the part of executive, shall be considered “willful” unless it is done, or omitted to be done, by executive in bad faith and without reasonable belief that executive’s action or omission was in our best interests. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by our Board or based upon the advice of our counsel shall be conclusively presumed to be done, or omitted to be done, by executive in good faith and in our best interests of our Company. The cessation of employment of the executive shall not be deemed to be for Cause unless and until executive has been provided with written notice of the claim(s) against him or her under the above provision(s) and a reasonable opportunity (not to exceed thirty (30) days) to cure, if possible, and to contest said claim(s) before our Board.

“Good Reason” under the employment agreements is defined as:

The occurrence, without executive’s express written consent, of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by executive notifying us of his or her intention to terminate his or her Employment for Good Reason:

(a)	a reduction by us in executive’s annual base salary, other than a reduction in base salary that applies to a similarly situated class of our employees or our affiliates;

(b)	solely with respect to Messrs. Halkyard, Jenkin, Payne or Donovan, any material diminution in the duties or responsibilities of such executive as of the date of the employment agreement; provided that a change in control of the company that results in our becoming part of a larger organization will not, in and of itself and unaccompanied by any material diminution in the duties or responsibilities of the executive, constitute Good Reason;

(c)	our failure to pay or provide to the executive any material portion of his or her then current Base Salary or then current benefits under the employment agreement (except pursuant to a compensation deferral elected by the executive) or (ii) the failure to pay executive any material portion of deferred compensation under any of our deferred compensation programs within 30 days of the date such compensation is due and permitted to be paid under Section 409A of the Code, in each case other than any such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers;

(d)	solely with respect to Messrs. Halkyard, Jenkin or Payne, our requiring such executive to be based anywhere other than Atlantic City, New Orleans or Las Vegas, and with respect to Mr. Donovan, anywhere other than Las Vegas, depending on the executive (except for required travel on company business to an extent substantially consistent with the executive’s present business travel obligations); or

(e)	our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.

The executives each have covenants to not compete, not to solicit and not to engage in communication in a manner that is detrimental to the business. The executive’s “non-compete period” varies based on the type of termination that the executive has. If the executive has a voluntary termination of employment with us without Good Reason, the non-compete period is six months. If we have terminated the executive’s employment without cause, or the executive has terminated for Good Reason, we have delivered a notice of non-renewal to the executive or if the executive’s employment terminates by reason of disability, the non-compete period is for 18 months with respect to Messrs. Halkyard, Jenkin, Payne, Colvin and Donovan and 12 months with respect to Ms. Wilfong. If the executive’s employment is terminated for cause, the non-compete period is for six months. The non-solicitation and non-communication periods last for 18 months with respect to Messrs. Halkyard, Jenkin, Payne, Colvin and Donovan and 12 months with respect to Ms. Wilfong following termination. A breach of the non-compete covenant will cause our obligations under the agreement to terminate. In addition, the executives each have confidentiality obligations.

Deferred Compensation Plans

We have one currently active deferred compensation plan, the Executive Supplemental Savings Plan II, or ESSP II. However, we have five other plans that contain deferred compensation assets: Harrah’s Executive Deferred Compensation Plan, or EDCP, the Harrah’s Executive Supplemental Savings Plan, or ESSP, Harrah’s Deferred Compensation Plan, or DCP, the Restated Park Place Entertainment Corporation Executive Deferred Compensation Plan, and the Caesars World, Inc. Executive Security Plan.

Further deferrals into the EDCP were terminated in 2001 when the HRC approved the ESSP, which permitted certain key employees, including executive officers, to make deferrals of specified percentages of salary and bonus. No deferrals were allowed after December 2004 into ESSP, and we approved the ESSP II, which complies with the American Jobs Creation Act of 2004 and allowed deferrals starting in 2005. ESSP II, similar to ESSP, allows participants to choose from a selection of varied investment alternatives and the results of these investments will be reflected in their deferral accounts. To assure payment of these deferrals, a trust fund was established similar to the escrow fund for the EDCP. The trust fund is funded to match the various types of investments selected by participants for their deferrals.

ESSP and ESSP II do not provide a fixed interest rate, as the EDCP and DCP do, and therefore the market risk of plan investments is borne by participants rather than us. To encourage EDCP participants to transfer their account balances to the ESSP thereby reducing our market risk, we approved a program in 2001 that provided incentives to a limited number of participants to transfer their EDCP account balances to the ESSP. Under this program, a currently employed EDCP participant who was five or more years away from becoming vested in the EDCP retirement rate, including any executive officers who were in this group, received an enhancement in his or her account balance if the participant elected to transfer the account balance to the ESSP. The initial enhancement was the greater of (a) twice the difference between the participant’s termination account balance and retirement account balance, (b) 40% of the termination account balance, not to exceed $100,000, or (c) four times the termination account balance not to exceed $10,000. Upon achieving eligibility for the EDCP retirement rate (age 55 and 10 years of service), the participant electing this program will receive an additional enhancement equal to 50% of the initial enhancement. Pursuant to the ESSP, the additional enhancement vested upon the closing of the Acquisition. Mr. Loveman elected to participate in this enhancement program, and therefore no longer has an account in the EDCP.

Mr. Jenkin is the only named executive officer who maintained a balance in a non-active deferred compensation plan, the EDCP, during 2012. Under the EDCP, the executive earns the retirement rate under the EDCP if he attains (1) specified age and service requirements (55 years of age plus 10 years of service or 60 years of age) or (2) attains specified age and service requirements (is at least 50 years old, and when added to years of service, equals 65 or greater) and if his employment is terminated without cause pursuant to his employment agreement. The executive receives service credit under the EDCP for any salary continuation and non-compete period. Additionally, if an executive is “separated from service” within 24 months of the Acquisition, the executive earns the retirement rate under the EDCP. Mr. Jenkin has met the requirements to earn the retirement rate.

While further deferrals into the EDCP were terminated, and while most EDCP participants transferred their EDCP account balance to the ESSP, amounts deferred pursuant to the EDCP prior to its termination and not transferred to the ESSP remain subject to the terms and conditions of the EDCP and will continue to earn interest as described above.

Under the deferred compensation plans, the Acquisition required that the trust and escrow fund be fully funded.

REPORT OF THE HUMAN RESOURCES COMMITTEE

To the Board of Directors of Caesars Entertainment Corporation:

Our role is to assist the Board of Directors in its oversight of the Company’s executive compensation, including approval and evaluation of director and officer compensation plans, programs and policies and administration of the Company’s bonus and other incentive compensation plans.

We have reviewed and discussed with management the Compensation Discussion and Analysis.

Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement and in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2012.

Kelvin L. Davis
Marc Rowan
Lynn C. Swann

The above Report of the Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Summary Compensation Table

The Summary Compensation Table below sets forth certain compensation information for our Chief Executive Officer, our current and former Chief Financial Officers, our Senior Vice President, Controller, and Chief Accounting Officer, who was our Principal Financial Officer for a portion of 2012, and our three additional most highly compensated executive officers during 2012 (our named executive officers).

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus (2) ($)	(e) Stock Awards (1) ($)	(f) Option Awards (1) ($)	(g) Non-Equity Incentive Plan Compensation (3) ($)	(h) Change in Pension Value and Nonqualified- Deferred Compensation Earnings (4) ($)	(i) All Other Compensation (5) ($)	(j) Total ($)
Gary W. Loveman, President and Chief Executive Officer	2012	1,900,000	—	—	7,456,626	2,400,000	—	1,043,521	12,800,147
	2011	1,900,000	—	—	13,428,357	3,900,000	—	1,174,840	20,403,197
	2010	1,900,000	—	—	12,398,006	2,700,000	—	1,268,906	18,266,912

Donald A. Colvin,	2012	70,000	150,000	366,000	276,435	87,500	—	—	949,935
Executive Vice President, Chief Financial Officer (6)

Diane E. Wilfong,	2012	399,183	—	—	43,320	200,000	—	13,217	655,720
Senior Vice President, Controller, and Chief Accounting Officer (7)

Jonathan S. Halkyard,	2012	323,077	—	—	—	—	—	13,194	336,271
Executive Vice President, Chief Financial Officer (8)	2011	700,000	—	—	663,900	555,000	—	24,403	1,943,303
	2010	675,365	—	—	1,443,941	336,000	—	18,534	2,473,840

Thomas M. Jenkin,	2012	1,200,000	—	—	795,396	800,000	16,908	36,667	2,848,971
President of Operations	2011	1,200,000	—	—	1,487,311	1,350,000	54,118	32,046	4,123,475
	2010	1,157,769	—	—	2,197,461	500,000	17,147	35,898	3,908,275

John W. R. Payne,	2012	1,125,000	—	—	584,342	525,000	—	20,542	2,254,884
President of Enterprise Shared Services	2011	1,063,077	—	—	1,267,120	953,056	—	36,086	3,319,339
	2010	985,274	—	—	1,394,159	825,000	—	34,356	3,238,789

Timothy R. Donovan,	2012	700,000	—	—	178,737	320,000	—	28,246	1,226,983
Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer

(1)	Amounts in this column reflect the grant date fair value of stock awards and option awards granted during the applicable year and were determined as required by Accounting Standards Codification, or ASC, Topic 718. Assumptions used in the calculations of these amounts are set forth in Note 18 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2012.

Performance-based awards are valued using a Monte Carlo simulation option pricing model. This model approach provides a probable outcome fair value for these types of awards. The estimated maximum potential values for the performance awards, and the related total Option Award fair values for the 2011 awards, respectively, were $3,018,339 and $9,055,000 for Mr. Loveman.

In August 2012, the HRC approved an options re-pricing reducing the price of outstanding time-based options to $20.09, for those options vesting on or before the second anniversary of the grant date. On the second anniversary of the grant date, the price of these options reverts to the grant date value of $8.22. The exercise price of the time based options vesting after the second anniversary of the grant date and of all outstanding performance-based options was reduced to $8.22 per share. See “—2012 Stock Option Re-Pricing” for additional information. Included in the figures in this column is the incremental fair value, computed as of the date of the above amendments in accordance with FASB ASC Topic 718 with respect to such amended stock options. See “—2012 Stock Option Re-Pricing” for additional information.

(2)	Reflects a signing bonus of $150,000 awarded in December 2012.
(3)	Messrs. Loveman, Jenkin, Payne and Donovan received 2012 bonuses pursuant to the Senior Executive Incentive Plan in the amounts of $2,400,000, $800,000, $525,000, and $320,000, respectively. Mr. Colvin and Ms. Wilfong received 2012 bonus pursuant to the Annual Management Bonus Plan in the amount of $87,500 and $200,000, respectively. Ms. Wilfong’s bonus reflects additional duties assumed by Ms. Wilfong during the time she served as Principal Financial Officer. In 2011, Messrs. Loveman, Halkyard, Jenkin, and Payne received bonuses related to the Project Renewal Incentive Plan in the amounts of $1,000,000, $155,000, $300,000, and $256,250, respectively. Messrs. Jenkin and Payne received 2011 bonuses pursuant to the Annual Management Bonus Plan in the amounts of $1,050,000 and $696,806, respectively. Messrs. Loveman, and Halkyard received 2011 bonuses pursuant to the Senior Executive Incentive Plan in the amounts of $2,900,000, and $400,000, respectively. Amounts paid in 2010 were paid pursuant to the Annual Management Bonus Plan for Messrs. Jenkin and Payne, and the Senior Executive Incentive Plan for Messrs. Loveman, and Halkyard.
(4)	Includes above-market earnings on the balance Mr. Jenkin maintains in the EDCP. Mr. Jenkin has met the requirements to earn the retirement rate of interest. In October 1995, the HRC approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post-1995 deferrals continue to be approved each year by the HRC. The retirement rate on post 1995 deferrals during 2012 was the EDCP’s minimum retirement rate of 6.33%.
(5)	All Other Compensation includes perquisites, which may include executive security, personal aircraft usage, company lodging, pension matching contributions, health, life and disability insurance, financial planning, and tax reimbursements based on taxable earnings for company lodging and on premiums paid for life and disability insurance.

Perquisites are detailed in the following table only to the extent that the amount of any individual item exceeds the greater of $25,000 or 10% of the executive’s total perquisites:

Name	Year	Executive Security ($)	Allocated amount for aircraft usage ($)	Tax Reimbursements ($)
Gary W. Loveman	2012	237,294	536,409	53,909

Mr. Loveman is required to have executive security protection. See “Compensation Discussion & Analysis—Personal Benefits and Perquisites” for additional information.

The amount allocated to Mr. Loveman for personal and/or commuting aircraft usage is calculated based on the incremental cost to us of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, and other miscellaneous variable costs. Since our aircrafts are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, depreciation of the purchase costs of our aircraft, fractional ownership commitment fees, and the cost of maintenance not specifically related to trips. For security reasons, Mr. Loveman is required to use our aircraft for personal and business travel.

In 2012, Mr. Loveman received tax reimbursements related to lodging of $53,909.

(6)	On November 15, 2012, Mr. Colvin was appointed Executive Vice President and Chief Financial Officer of the Company.
(7)	Ms. Wilfong served as our Principal Financial Officer from June 25, 2012 through November 14, 2012. Ms. Wilfong’s bonus reflects additional duties assumed by Ms. Wilfong during the time she served as Principal Financial Officer.
(8)	On May 30, 2012, Mr. Halkyard resigned from his position as Executive Vice President and Chief Financial Officer of the Company.

Discussion of Summary Compensation Table

Each of our named executive officers has entered into employment agreements with us that relate to the benefits that the named executive officers receive upon termination. See “—Executive Compensation—Compensation Discussion and Analysis—Elements of Post Employment Compensation and Benefits—Employment Arrangements” for additional information.

Grants of Plan-Based Awards

The following table gives information regarding potential incentive compensation for 2012 to our executive officers named in the Summary Compensation Table. Non-Equity Incentive Plan Awards approved for 2012 are included in the “Non Equity Incentive Plan Compensation” column in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Share Value on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary W. Loveman	n/a		—	2,850,000	7,125,000	—	—	—	—	—	—	—	—
	8/21/2012	(2)	—	—	—	—	—	1,247,084	—	2,191,542	8.22	8.22	6,973,955	(3)
	4/16/2012		—	—	—	—	—	—	—	231,918	14.35	14.35	482,671

Donald A. Colvin (4)	n/a		—	525,000	1,575,000	—	—	—	—	—	—	—	—
	12/7/2012		—	—	—	—	—	56,250	—	93,750	7.32	7.32	276,435
	12/7/2012		—	—	—	—	—	—	50,000	—	—	7.32	366,000

Diane E. Wilfong (5)	n/a		—	200,463	561,295	—	—	—	—	—	—	—	—
	8/21/2012	(2)	—	—	—	—	—	3,248	—	20,557	8.22	8.22	43,320	(3)

Jonathan S. Halkyard (6)	n/a		—	—	—	—	—	—	—	—	—	—	—
			—	—	—	—	—	—	—	—	—	—	—

Thomas M. Jenkin	n/a		—	900,000	2,700,000	—	—	—	—	—	—	—	—
	8/21/2012	(2)	—	—	—	—	—	71,894	—	327,594	8.22	8.22	795,396	(3)

John W. R. Payne	n/a		—	843,750	2,531,250	—	—	—	—	—	—	—	—
	8/21/2012	(2)	—	—	—	—	—	51,616	—	244,379	8.22	8.22	584,342	(3)

Timothy R. Donovan	n/a		—	525,000	1,575,000	—	—	—	—	—	—	—	—
	8/21/2012	(2)	—	—	—	—	—	19,474	—	72,170	8.22	8.22	178,737	(3)

(1)	Represents potential threshold, target, and maximum incentive compensation for 2012.
(2)	In August 2012, the HRC approved an options re-pricing reducing the price of outstanding time-based options to $20.09, for those options vesting on or before the second anniversary of the grant date. On the second anniversary of the grant date, the price of these options reverts to the grant date value of $8.22. The exercise price of the time based options vesting after the second anniversary of the grant date and of all outstanding performance-based options was reduced to $8.22 per share. See “—2012 Stock Option Re—Pricing” for additional information.
(3)	The figure in this column represents, with respect to the amended stock options, the incremental fair value, computed as of the date of the option amendments in accordance with FASB ASC Topic 718.
(4)	On November 15, 2012, Mr. Colvin was appointed Executive Vice President and Chief Financial Officer.
(5)	Ms. Wilfong served as our Principal Financial Officer from June 25, 2012 through November 14, 2012.
(6)	On May 30, 2012, Jonathan S. Halkyard resigned from his position as Executive Vice President and Chief Financial Officer of the Company.

Discussion of Grants of Plan Based Awards Table

In February 2008, the Board approved and adopted the Equity Plan. The purpose of the Equity Plan is to promote our long-term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience, and ability to enable them to make a substantial contribution to the success of our business; to motivate management personnel by means of growth-related incentives to achieve long-range goals; and to further the alignment of interests of participants with those of our stockholders. The Board subsequently adopted the 2012 Plan. Grants to each of our named executives under this plan are listed above, as of December 31, 2012. For a more detailed discussion of how equity grants are determined, see “—Executive Compensation—Compensation Discussion & Analysis—Elements of Compensation—Equity Awards.”

On January 27, 2008, we entered into a stock option rollover agreement (the “Stock Option Rollover Agreement”) with Mr. Loveman that provides for the conversion of options to purchase shares of our common stock prior to the Acquisition into options to purchase our shares following the Acquisition with such conversion preserving the intrinsic “spread value” of the converted option. The rollover option is immediately exercisable with respect to 231,918 shares of our common stock at an exercise price of $14.35 per share. The rollover option was set to expire on June 17, 2012. On April 16, 2012, the HRC approved the award of an option to purchase 231,918 shares of our common stock at an exercise price of $14.35 per share, which was greater than the closing price of our common stock of $13.83 per share on April 16, 2012 to replace the option to purchase common stock under the Stock Option Rollover Agreement. This new option is fully vested and has an expiration date of April 16, 2022. In addition, the Stock Option Rollover Agreement was terminated.

Outstanding Equity Awards at Fiscal Year-End

In 2012, the Board approved and adopted the 2012 Performance Incentive Plan. Grants to each of our named executive officers under this plan are listed below, as of December 31, 2012. See “—Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Equity Awards” for more information.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Options Exercise Price ($)		Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary W. Loveman	231,918	—		—		14.35		4/16/2022	—		—	—	—
	438,308	876,617	(1)	1,247,084	(2)	8.22		8/21/2022	—		—	—	—
	—	876,617	(3)	—		20.09	(4)	8/21/2022	—		—	—	—

Donald A. Colvin (7)	—	93,750	(5)	56,250	(6)	7.32		12/7/2022	50,000	(9)	346,000	—	—

Diane E. Wilfong (8)	4,111	8,223	(1)	3,248	(6)	8.22		8/21/2022	—		—	—	—
	—	8,223	(3)	—		20.09	(4)	8/21/2022	—		—	—	—

Thomas M. Jenkin	65,519	131,038	(1)	71,894	(6)	8.22		8/21/2022	—		—	—	—
	—	131,038	(3)	—		20.09	(4)	8/21/2022	—		—	—	—

John W. R. Payne	48,876	97,752	(1)	51,616	(6)	8.22		8/21/2022	—		—	—	—
	—	97,752	(3)	—		20.09	(4)	8/21/2022	—		—	—	—

Timothy R. Donovan	14,434	28,868	(1)	19,474	(6)	8.22		8/21/2022	—		—	—	—
	—	28,868	(3)	—		20.09	(4)	8/21/2022	—		—	—	—

(1)	One-half of unvested options vest on August 21, 2015 and one-half of unvested options vest on August 21, 2016.
(2)	Performance options vest if the simple average of the last reported sale prices per share of the option shares for the 30 calendar day period ending on the day immediately preceding the date of determination is equal to or greater than the specified price target. Specifically, 478,375 of the performance-based options vest upon a $35.00 price target and 768,709 of the performance-based options vest upon a $57.41 price target, respectively.
(3)	One-half of unvested options vest on August 21, 2013 and one-half of unvested options vest on August 21, 2014.
(4)	The exercise price for time based options is $20.09 until August 21, 2014, at which time the exercise price shall be $8.22.
(5)	One-fourth of unvested options vest on each of December 7, 2013, 2014, 2015 and 2016.
(6)	Performance options vest if the simple average of the last reported sale prices per share of the option shares for the 30 calendar day period ending on the day immediately preceding the date of determination is equal to or greater than the specified price target. Specifically, 50% of the performance-based options vest upon a $35 price target and $57.41 price target, respectively.
(7)	On November 15, 2012, Mr. Colvin was appointed Executive Vice President and Chief Financial Officer.
(8)	Ms. Wilfong served as our Principal Financial Officer from June 25, 2012 through November 14, 2012.
(9)	One-half of the shares of restricted stock vest on December 7, 2013 and one-half of the shares vest on December 7, 2014.

Option Exercises and Stock Vested

The following table gives certain information concerning stock option and stock award exercises and vesting during 2012. No options were exercised during 2012.

Name	Option Awards Number of Shares Vesting (#)	Stock Awards Number of Shares Vesting (#)	Value Realized on Exercise ($)
Gary W. Loveman	438,308	—	—
Donald A. Colvin (1)	—	—	—
Jonathan S. Halkyard (2)	—	—	—
Thomas M. Jenkin	65,519	—	—
John W. R. Payne	48,876	—	—
Timothy R. Donovan	14,434	—	—
Diane E. Wilfong (3)	4,111	—	—

(1)	On November 15, 2012, Mr. Colvin was appointed Executive Vice President and Chief Financial Officer.
(2)	On May 30, 2012, Mr. Halkyard resigned from his position as Executive Vice President and Chief Financial Officer of the Company.
(3)	Ms. Wilfong served as our Principal Financial Officer from June 25, 2012 through November 14, 2012.

For discussion of how equity grants are determined, see “—Executive Compensation—Compensation Discussion & Analysis—Elements of Compensation—Equity Awards.”

Nonqualified Deferred Compensation

Name	Executive Contributions in 2012 ($) (1)	Company’s Contributions in 2012 ($) (1)	Aggregate Earnings in 2012 ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance in 2012 ($)
Gary W. Loveman	—	—	7,795	—	58,240
Donald A. Colvin (2)	—	—	—	—	—
Jonathan S. Halkyard (3)	192,500	—	170,554	1,591,298	—
Thomas M. Jenkin	—	—	651,323	—	6,198,259
John W. R. Payne	—	—	2,128	—	14,698
Timothy R. Donovan	—	—	—	—	—
Diane E. Wilfong (4)	—	—	—	—	—

(1)	The following deferred compensation contribution and earnings amounts were reported in the 2012 Summary Compensation Table.
(2)	On November 15, 2012, Mr. Colvin was appointed Executive Vice President and Chief Financial Officer.
(3)	On May 30, 2012, Mr. Halkyard resigned from his position as Executive Vice President and Chief Financial Officer of the Company. Mr. Halkyard’s withdrawal represents salary deferrals combined with aggregate earnings from his deferred compensation plan received upon his termination from his employment with the Company.
(4)	Ms. Wilfong served as our Principal Financial Officer from June 25, 2012 through November 14, 2012.

Name	Contributions in 2012 ($)	Above Market Earnings in 2012 ($)
Gary W. Loveman	—	—
Donald A. Colvin (1)	—	—
Jonathan S. Halkyard (2)	192,500	—
Thomas M. Jenkin	—	16,908
John W. R. Payne	—	—
Timothy R. Donovan	—	—
Diane E. Wilfong (3)	—	—

(1)	On November 15, 2012, Mr. Colvin was appointed Executive Vice President and Chief Financial Officer.
(2)	On May 30, 2012, Jonathan S. Halkyard resigned from his position as Executive Vice President and Chief Financial Officer of the Company.
(3)	Ms. Wilfong served as our Principal Financial Officer from June 25, 2012 through November 14, 2012.

All other earnings were at market rates from deferred compensation investments directed by the executives.

The following deferred compensation contribution and earnings amounts were reported in the Summary Compensation Table in previous years.

Name	Prior Years Contributions and Above Market Earnings Amounts ($)
Gary W. Loveman	12,484,249
Donald A. Colvin (1)	—
Jonathan S. Halkyard (2)	1,125,051
Thomas M. Jenkin	1,025,000
John W. R. Payne	801,986
Timothy R. Donovan	—
Diane E. Wilfong (3)	—

(1)	On November 15, 2012, Mr. Colvin was appointed Executive Vice President and Chief Financial Officer.
(2)	On May 30, 2012, Mr. Halkyard resigned from his position as Executive Vice President and Chief Financial Officer of the Company.
(3)	Ms. Wilfong served as our Principal Financial Officer from June 25, 2012 through November 14, 2012.

Discussion of Nonqualified Deferred Compensation Table

We do not provide a fixed benefit pension plan for our executives but maintain deferred compensation plans, including the ESSP II. During 2012, certain key employees, including executive officers, had the option to defer a portion of their salary and bonus into the ESSP II. The ESSP II is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives. The contributions of the executives and the company into the ESSP II during 2012 are reflected in the above table. The earnings of the executives in 2012 on current and prior year deferrals are also reflected in the above table.

The ESSP II replaced the ESSP for deferrals beginning on January 1, 2005. No deferrals were allowed after December 2004 into the ESSP. We approved the ESSP II, which complies with the American Jobs Creation Act of 2004 and allowed deferrals starting in 2005. Earnings for 2012 are included in the above table.

Mr. Jenkin currently maintains in the EDCP. Under the EDCP, the executive earns the retirement rate under the EDCP if he attains (a) specified age and service requirements (55 years of age plus 10 years of service or 60 years of age) or (b) attains specified age and service requirements (is at least 50 years old, and when added to years of service, equals 65 or greater) and if his employment is terminated without cause pursuant to his employment agreement. The executive receives service credit under the EDCP for any salary continuation and non-compete period. Additionally, if an executive is “separated from service” within 24 months of the Acquisition, the executive earns the retirement rate under the EDCP. Mr. Jenkin has met the requirements under the EDCP to earn the retirement rate. Deferrals into the EDCP were terminated in 2001. The HRC approves the EDCP retirement rate (which cannot be lower than a specified formula rate) annually. In October 1995, the HRC approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post-1995 deferrals continue to be approved each year by the HRC. The retirement rate on post-1995 deferrals during 2012 was the Plan’s minimum retirement rate of 6.33%. Mr. Jenkin’s earnings in 2012 under the EDCP are included in the above table.

The table below shows the investment funds available under the ESSP and the ESSP II and the annual rate of return for each fund for the year ended December 31, 2012:

Name of Fund	2012 Rate of Return
500 Index Trust B	15.80%
Aggressive Growth Lifecycle	16.96%
American Growth Trust	17.49%
American International Trust	17.50%
M International Equity	20.68%
Conservative Lifecycle	11.01%
Equity-Income Trust	17.47%
Growth Lifecycle	15.53%
Inflation Managed	9.87%
Managed Bond	10.72%
Mid Cap Stock Trust	22.34%
Mid Value Trust	19.54%
Moderate Lifecycle	13.04%
Money Market Trust B	0.03%
Real Estate Securities Trust	16.21%
Small Cap Growth Trust	16.53%
Small Cap Value Trust	15.78%
Small Cap Index	16.13%
International Equity Index	17.76%

Pursuant to the terms of the DCP and ESSP II, any unvested amounts of the participants in the plans became fully vested upon the Acquisition.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with the named executive officers that require us to make payments and provide various benefits to the executives in the event of the executive’s termination or a change in control. The terms of the agreements are described above under “—Executive Compensation—Compensation Discussion and Analysis—Elements of Post—Employment Compensation and Benefits-Employment Arrangements.” The estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed below.

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2012.

For each of the named executive officers employed by the Company as of December 31, 2012, we have assumed that their employment was terminated on December 31, 2012 and the market value of their unvested equity awards was $6.92 per share, which was the fair market value of our stock as of December 31, 2012. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an named executive officer’s termination of employment.

Gary W. Loveman	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($) (1)	Disability ($) (2), (3)	Death ($)
Compensation:
Severance Payment	—	—	9,700,000	—	14,550,000	4,000,000	—
Short Term Incentive	—	—	2,850,000	—	2,850,000	—	—
Benefits and Perquisites:
Post-retirement Health Care (4)	297,875	297,875	297,875	297,875	297,875	297,875	—
Medical Benefits (5)	—	—	—	—	—	—	20,259
Life & Accident Insurance and Benefits (6)	—	—	39,566	—	39,566	39,566	9,000,000
Disability Insurance and Benefits (7)	—	—	—	—	—	80,000 per mo.	—
Accrued Benefits Under Savings and Retirement Plan (8)	—	—	450	—	450	450	—

Totals	297,875	297,875	12,887,891	297,875	17,737,891	4,337,891 less 80,000 per mo.	9,020,259

Donald A. Colvin	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($) (2)	Death ($)
Compensation:
Severance Payment	—	—	1,050,000	—	1,050,000	1,050,000	—
Signing Bonus (9)	(150,000)	—	—	(150,000)	—	—	—
Benefits and Perquisites:
Life & Accident Insurance and Benefits (6)	—	—	17,766	—	17,766	17,766	2,100,000
Disability Insurance and Benefits (7)	—	—	—	—	—	25,000 per mo.	—

Totals	(150,000)	—	1,067,766	(150,000)	1,067,766	1,067,766 less 25,000 per mo.	2,100,000

Diane E. Wilfong	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($) (2)	Death ($)
Compensation:
Severance Payment	—	—	400,925	—	400,925	400,925	—
Short Term Incentive	—	—	200,000	—	200,000	—	—
Benefits and Perquisites:
Medical Benefits	—	—	—	—	—	6,499	—
Life & Accident Insurance and Benefits (6)	—	—	—	—	—	2,275	1,185,000
Disability Insurance and Benefits (7)	—	—	—	—	—	25,000 per mo.	—
Accrued Benefits Under Savings and Retirement Plan (8)	—	—	—	—	—	450	—

Totals	—	—	600,925	—	600,925	410,149 less 25,000 per mo.	1,185,000

Thomas M. Jenkin	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($) (2)	Death ($)
Compensation:
Severance Payment	—	—	1,800,000	—	1,800,000	1,800,000	—
Short Term Incentive	—	—	800,000	—	800,000	—	—
Benefits and Perquisites:
Post-retirement Health Care (4)	251,841	251,841	251,841	—	251,841	251,841	—
Life & Accident Insurance and Benefits (6)	—	—	20,160	—	20,160	20,160	3,500,000
Disability Insurance and Benefits (7)	—	—	—	—	—	30,000 per mo.	—
Accrued Benefits Under Savings and Retirement Plan (8)	—	—	450	—	450	450	—

Totals	251,841	251,841	2,872,451	—	2,872,451	2,072,451 less 30,000 per mo.	3,500,000

John W. R. Payne	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($) (2)	Death ($)
Compensation:
Severance Payment	—	—	1,687,500	—	1,687,500	1,687,500	—
Short Term Incentive	—	—	525,000	—	525,000	—	—
Benefits and Perquisites:
Post-retirement Health Care (4)	—	—	—	—	—	505,066	—
Medical Benefits	—	—	13,038	—	13,038	—	—
Life & Accident Insurance and Benefits (6)	—	—	6,642	—	6,642	6,642	3,075,000
Disability Insurance and Benefits (7)	—	—	—	—	—	30,000 per mo.	—
Accrued Benefits Under Savings and Retirement Plan (8)	—	—	450	—	450	450	—

Totals	—	—	2,232,630	—	2,232,630	2,199,658 less 30,000 per mo.	3,075,000

Timothy R. Donovan	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($) (2)	Death ($)
Compensation:
Severance Payment	—	—	1,050,000	—	1,050,000	1,050,000	—
Short Term Incentive	—	—	320,000	—	320,000	—	—
Benefits and Perquisites:
Post-retirement Health Care (4)	—	—	—	—	—	—	—
Medical Benefits	—	—	16,290	—	16,290	16,290	—
Life & Accident Insurance and Benefits (6)	—	—	12,096	—	12,096	12,096	2,100,000
Disability Insurance and Benefits (7)	—	—	—	—	—	25,000 per mo.	—
Accrued Benefits Under Savings and Retirement Plan (8)	—	—	450	—	450	450	—

Totals	—	—	1,398,836	—	1,398,836	1,078,836 less 25,000 per mo.	2,100,000

(1)	Amounts do not include amount of any gross up payment for excise taxes under Section 4999 of the Code.
(2)	Severance payments will be offset by long-term disability benefits to which the executive is entitled.
(3)	Under a long-term disability policy, Mr. Loveman is entitled to receive a lump sum payment of $5,000,000 after a 365-day period for loss due to permanent disability related to accident and/or sickness.
(4)	Reflects the estimated present value of all future premiums under our health plans.
(5)	Reflects the estimated cost of one year of health plan coverage for the executive’s surviving family.

(6)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(7)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability.
(8)	Reflects the employer match portion for the Company’s 401K plan.
(9)	Mr. Colvin was awarded a signing bonus in December 2012. Pursuant to his employment agreement, if Mr. Colvin voluntarily leaves employment with the Company, unless he resigns for good reason, or if Mr. Colvin is terminated for cause, Mr. Colvin is obligated to repay his signing bonus in accordance with the following schedule: (i) prior to 365 days after Mr. Colvin’s start date, all of the signing bonus, (ii) more than 365 days, but less than 730 days after Mr. Colvin’s start date, fifty percent of the signing bonus, and (iii) more than 730 days after Mr. Colvin’s start date, none of the signing bonus.

Compensation of Directors

The following table sets forth the compensation provided by the Company to non-management directors during 2012:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey Benjamin	—	—	—	—	—
David Bonderman	—	—	—	—	—
Kelvin Davis	—	—	—	—	—
Jeffrey Housenbold (2)	150,000	4,386	—	—	154,386
Karl Peterson	—	—	—	—	—
Eric Press	—	—	—	—	—
Marc Rowan	—	—	—	—	—
David Sambur	—	—	—	—	—
Lynn C. Swann (3)	140,000	7,129	—	—	147,129
Jinlong Wang (4)	100,000	6,094	—	—	106,094
Christopher J. Williams (5)	165,000	9,488	—	—	174,488

(1)	Amounts in this column represent the sum of (i) the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, and (ii) the incremental fair value of options that were repriced in August 2012. Mr. Housenbold’s options to purchase shares were awarded on July 25, 2012 and were not a part of the 2012 Stock Option Re-Pricing.
(2)	Mr. Housenbold had a total of 4,000 options outstanding on December 31, 2012.
(3)	Mr. Swann had a total of 4,690 options outstanding on December 31, 2012.
(4)	Mr. Wang had a total of 4,009 options outstanding on December 31, 2012. Mr. Wang resigned from the Board effective as of December 31, 2012. The table includes his compensation for the period through that date. Upon his resignation, all unvested options of Mr. Wang’s were canceled, while the remaining vested options expired on March 1, 2013.
(5)	Mr. Williams also served on the NJ/PA Audit Committee which ceased meeting as of July 2012. For his service on the NJ/PA Audit Committee, Mr. Williams was paid $15,000 for 2012. He had a total of 4,916 options outstanding on December 31, 2012.

In 2012, only Messrs. Williams, Swann, Wang, and Housenbold received compensation for their services as members of our Board. Messrs. Williams and Swann received a one-time option grant on July 1, 2008, which vests ratably over five years from the date of election to our Board. Mr. Williams received an option to purchase 4,916 shares of common stock, and Mr. Swann received an option to purchase 3,688 shares of common stock. In January 2011, Mr. Swann received an option to purchase an additional 1,002 shares of common stock, and Mr. Wang received an option to purchase 4,009 shares of common stock. In July 2011, the HRC approved amendments to outstanding stock options reducing the price of outstanding time-based options to $20.09, with the reduced exercise price being phased in between a four to six year period, depending on the grant date. In August 2012, the HRC approved an options re-pricing reducing the price of outstanding time-based options to $20.09, for those options vesting on or before the second anniversary of the grant date. On the second anniversary of the grant date, the price of these options reverts to the grant date value of $8.22. The exercise price of the time based options vesting after the second anniversary of the grant date and of all outstanding performance-based options was reduced to $8.22 per share. In addition, each of these directors received annual cash compensation paid monthly in arrears. Mr. Williams received $100,000 annually, Mr. Swann received $90,000 annually, Mr. Wang received $100,000 annually and Mr. Housenbold received $100,000 annually. Additionally, Messrs. Housenbold, Swann and Williams each received $50,000 in 2012 for their service on the Valuation Committee in connection with the previously disclosed potential transaction regarding Caesars Growth Venture Partners.

The remaining directors do not receive compensation for their service as a member of our Board and all of our directors are reimbursed for any expenses incurred in connection with their service.

2012 Performance Incentive Plan

Our Board and stockholders have adopted the 2012 Incentive Plan, as amended. The following is a summary of certain terms and conditions of the 2012 Incentive Plan.

Eligibility

Directors, employees, officers, and individual consultants or advisors who render services to the Company or its subsidiaries may be selected to receive awards under the 2012 Incentive Plan.

Administration

Our Board or a subcommittee thereof has the authority to administer the 2012 Incentive Plan. The Board or a subcommittee may delegate some or all authority to another committee. In addition, to the extent permitted by applicable law, the Board or subcommittee may delegate to one or more officers of the Company its powers to designate the officers and employees who will receive grants of awards under the 2012 Incentive Plan and to determine the number of shares subject to, and the other terms and conditions of, such awards. Ministerial, non-discretionary functions may be delegated to certain officers, employees and third parties.

For awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, the 2012 Incentive Plan will be administered by a committee consisting solely of two or more outside directors. Awards or transactions intended to be exempt under Rule 16b-3 of the Securities Exchange Act, must be authorized by the Board or a committee consisting solely of two or more non-employee directors (as such requirement is applied under Rule 16b-3). And, to the extent required by any applicable listing agency, this 2012 Incentive Plan shall be administered by a committee composed entirely of “independent directors,” within the meaning of the applicable listing agency.

It is currently anticipated that the HRC will administer the 2012 Incentive Plan. The HRC, the Board or any subcommittee administrating the 2012 Incentive Plan is referred to in this summary as the “plan administrator.”

The plan administrator has broad authority, subject to express provisions of the 2012 Incentive Plan, to:

•	select participants and determine the types of awards that they are to receive;

•

determine the number of shares that are to be subject to awards and the terms and conditions of awards (including the price (if any) to be paid for the shares or award, vesting schedules, performance targets and the events of termination of such awards);

•	approve the form of agreements evidencing the awards, which need not be identical as to type of award or among participants;

•	cancel, modify or waive our rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

•	accelerate or extend the vesting or exercisability of, or extend the term of, any or all outstanding awards, subject to the terms of the 2012 Incentive Plan;

•	construe and interpret the 2012 Incentive Plan and any agreements relating to the 2012 Incentive Plan;

•

subject to the other provisions of the 2012 Incentive Plan, make certain adjustments to outstanding awards, including to the number of shares of common stock subject to any award, the price of any award or previously imposed terms and conditions;

•	authorize the termination, conversion, substitution or succession of awards upon the occurrence of certain events;

•

allow the purchase price of an award or shares of our common stock to be paid in the form of cash, check or electronic funds transfer, by the delivery of previously-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the plan administrator may authorize, or any other form permitted by law; and

•

determine the date of grant of awards, which may be after, but not before, the plan administrator’s action and, unless otherwise designated by the plan administrator, will be the date of plan administrator’s action.

The plan administrator will have full discretion to take such actions as it deems necessary or desirable for the administration of the 2012 Incentive Plan. Plan administrator decisions relating to the 2012 Incentive Plan are final and binding.

Number of Shares Authorized and Award Limits

Subject to adjustment in connection with changes in capitalization, the maximum number of shares of our common stock that may be delivered pursuant to awards under the 2012 Incentive Plan is the sum of: (1) 6,867,019 shares of our common stock, (2) 474,211 the number of shares under the Equity Plan that are not subject to stock options granted as of consummation of our initial public offering in February 2012 and (3) the number of shares subject to stock options granted under the Equity Plan, and outstanding on the date the 2012 Incentive Plan was first approved by its stockholders, which thereafter expire, or for any reason are cancelled or terminated, without being exercised.

As of the Record Date, 7,947,315 awards have been granted under the 2012 Incentive Plan, and 7,452,153 shares authorized under the 2012 Incentive Plan are available for award purposes.

This maximum share reserve will be reduced in accordance with the rules in this paragraph:

•

to the extent an award is settled in cash or a form other than common stock, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2012 Incentive Plan;

•	if shares of common stock are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award will be counted against the share limits;

•

if shares of common stock are delivered pursuant to the exercise of a stock appreciation right or option granted under the 2012 Incentive Plan, the number of underlying shares as to which the exercise related will be counted against the applicable share limits, as opposed to only counting the shares actually issued; and

•

shares that are subject to or underlie awards that expire, are cancelled, terminated or forfeited, fail to vest, or for any other reason are not paid or delivered under the 2012 Incentive Plan shall again be available for subsequent awards under the 2012 Incentive Plan, but shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the 2012 Incentive Plan, or to satisfy tax withholding obligations related to any award, will not be available for subsequent awards under the 2012 Incentive Plan.

No fractional shares may be awarded under the 2012 Incentive Plan. The plan administrator may pay cash in lieu of fractional shares.

The 2012 Incentive Plan includes the following additional caps:

•	no more than 15,449,468 shares may be issued with respect to incentive stock options under the 2012 Incentive Plan;

•

the maximum number of shares of common stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the 2012 Incentive Plan is 3,433,509 shares;

•

the maximum number of shares of common stock which may be delivered pursuant to performance-based awards (other than options and stock appreciation rights intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m), and other than cash awards covered by the cap in the following sentence) that are granted to any one participant in any calendar year will not exceed 1,373,404 shares, either individually or in the aggregate;

•

in addition, the aggregate amount of compensation to be paid to any one participant in respect of all performance-based awards payable only in cash and not related to shares of common stock and granted to that participant in any one calendar year will not exceed $25,000,000.00; and

•	awards cancelled during the year will be counted against the limits in the preceding two bullets to the extent required by Section 162(m) of the Code.

Changes in Capitalization

As is customary in incentive plans of this nature, (1) the number and type of shares of common stock (or other securities) available under the 2012 Incentive Plan, and the specific share limits, maximums and numbers of shares set forth elsewhere in the 2012 Incentive Plan, (2) the number, amount and type of shares of common stock (or other securities or property) subject to outstanding awards, (3) the grant, purchase, base, or exercise price and/or (4) the securities, cash or other property deliverable upon exercise or payment of outstanding awards must be equitably and proportionately adjusted by the plan administrator upon any reclassification, recapitalization, stock split, reverse stock split, merger, combination, consolidation, reorganization, spin-off, split-up, extraordinary dividend distribution in respect of the common stock, any exchange of common stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the common stock. Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any change-in-control-type event, the plan administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by the 2012 Incentive Plan and the then-outstanding performance-based awards.

Awards Available for Grant

Awards under the 2012 Incentive Plan may be in the form of non-qualified and incentive (qualified) stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, cash awards, rights to purchase or acquire shares, or similar securities with a value related to our common stock. Awards may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company or one of its subsidiaries.

Awards under the 2012 Incentive Plan generally will not be transferable other than by will or the laws of descent and distribution, though the plan administrator may permit awards to be exercised by and paid to, or otherwise transferred, under certain conditions or in the plan administrator’s discretion.

Options and Stock Appreciation Rights

Options granted under the 2012 Incentive Plan will be subject to the terms and conditions established by the plan administrator in an award agreement. All options granted under the 2012 Incentive Plan shall be non-qualified unless the applicable award agreement states that the option is intended to be an incentive stock option. The term of an option or stock appreciation right will generally be ten years (or five years for incentive stock options granted to a 10% shareholder) subject to the 2012 Incentive Plan’s and the applicable award agreement’s provisions for earlier expiration upon certain termination from employment.

The exercise price of options and base price of stock appreciation rights will not be less than the fair market value of the common stock at the date of grant; however, incentive stock options granted to a participant who owns shares representing more than 10% of the voting power of all classes of shares of the Company or any subsidiary will have an exercise price that is no less than 110% of the fair market value of our common stock at grant.

Payment of Exercise Price

The purchase or exercise price for an award under the 2012 Incentive Plan may be paid by means of any lawful consideration, as determined by the plan administrator, including: services rendered by the award recipient; cash, check, or electronic funds transfer; notice and third party payment; delivery of previously-owned shares of common stock; a reduction in the number of shares otherwise deliverable pursuant to the award; or pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards. Shares of common stock used to satisfy the exercise price of an option will be valued at their fair market value on the date of exercise. The Company will not be obligated to deliver any shares until it receives full payment of the exercise or purchase price therefore and any related withholding obligations and other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in an applicable award agreement, the plan administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award by any method other than cash. The plan administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals.

Section 162(m) Performance-Based Awards

Any of the types of awards granted under the 2012 Incentive Plan may be, and options and stock appreciation rights granted to officers and employees typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. If the plan administrator determines that an award other than an option or stock appreciation right is intended to be subject to Section 162(m), the plan administrator shall establish performance criteria based on one or more of the following (as applied under generally accepted accounting principles or in the financial reporting of the Company or of its subsidiaries):

•	earnings per share;

•	cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities);

•	stock price;

•	total stockholder return;

•	net revenue;

•	revenue growth;

•	operating income (before or after taxes);

•	net earnings (before or after interest, taxes, depreciation and/or amortization);

•	return on equity or on assets or on net investment;

•	cost containment or reduction;

•	property earnings (before interest, taxes, depreciation and/or amortization);

•	adjusted earnings (before interest, taxes, depreciation and/or amortization);

•	reduction in corporate expenses;

•	customer service scores; or

•	any combination thereof.

Performance-based awards may provide for performance targets to be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set. The applicable performance measurement period may not be less than three months nor more than 10 years.

Corporate Transactions

Generally, and subject to limited exceptions set forth in the 2012 Incentive Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination, consolidation, or other reorganization; an exchange of our common stock; a sale of substantially all of our assets; or any other event in which we are not the surviving entity, all awards then-outstanding under the 2012 Incentive Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator may also make provision for a cash payment in settlement of awards upon such events. The plan administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, stock appreciation rights or similar rights, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2012 Incentive Plan. For example, the plan administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Amendment

Our Board may amend or terminate the 2012 Incentive Plan at any time, but no amendment or termination may, without participant consent, impair the rights of such participant in any material respect under any award previously granted. Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency.

Clawback/Forfeiture

Unless an award agreement provides otherwise, in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws that reduces the amount payable or due in respect of an award under the 2012 Incentive Plan that would have been earned had the financial results been properly reported (i) the award will be cancelled and the participant will forfeit the cash or shares received or payable on the vesting, exercise or settlement of the award and proceeds of the sale, gain or other value realized on the vesting or exercise of the award or the shares of common stock acquired in respect of the award (and the participant may be required to return or pay such shares or amount to the Company). If, after a termination by a participant from employment or services with the Company and its subsidiaries, the plan administrator determines that the Company or any of its subsidiaries had grounds to terminate such participant for “Cause” (as defined in the 2012 Incentive Plan), then (i) any outstanding award held by such participant may be cancelled without payment therefor and (ii) the plan administrator may require the participant to forfeit and pay over to the Company, on demand, all or any portion of the compensation, gain or other value realized upon the exercise of any option or stock appreciation right, or the subsequent sale of shares of common stock acquired upon exercise of such option or stock appreciation right and the value realized on the vesting, payment or settlement of any other award during the period following the date of the conduct constituting cause. To the extent required by applicable law and/or the rules of any exchange or inter-dealer quotation system on which shares of common stock are listed or quoted, or if so required pursuant to a written policy adopted by the Company (as in effect and/or amended from time to time), awards under the 2012 Incentive Plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the 2012 Incentive Plan and all outstanding award agreements).

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2012 Incentive Plan and the disposition of shares acquired pursuant to exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options

The Code requires that, for treatment of an option as an incentive stock option, shares acquired through exercise of an incentive stock option cannot be disposed of before the later of (i) two years from grant or (ii) one year from exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or exercise. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the above-mentioned holding periods, the difference between the exercise price and the amount realized upon disposition of the shares will be long-term capital gain or loss. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If the holder of shares acquired through exercise of an incentive stock option disposes of those shares within the holding periods, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the exercise date or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those sections. Finally, if an incentive stock option becomes first exercisable in any year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified share option for federal income tax purposes.

No income will be realized by a participant upon grant of an option that does not qualify as an incentive stock option (“a nonqualified option”). Upon exercise of a non-qualified option, the participant will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections. In the event of a sale of shares received upon the exercise of a non-qualified option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

Stock Appreciation Rights

No income will be realized by a participant upon grant of a stock appreciation right. Upon exercise, the participant will recognize ordinary compensation income equal to the fair market value of the payment received in respect of the stock appreciation right. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. No election under Section 83(b) of the Code or any similar law shall be made without the prior written consent of the Committee. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to the Company. (Special rules apply to the receipt and disposition of restricted stock received by officers and directors who are subject to Section 16(b) of the Exchange Act). The Company will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon grant of a restricted stock unit. Rather, upon delivery of shares or cash pursuant to an RSU, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the restricted stock unit. The Company will be able to deduct the amount of taxable compensation for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Other Stock-Based Awards. In general, a participant will not be subject to tax on the date of grant of another stock-based award. In general, the compensation that the participant receives pursuant to another stock-based award will be subject to tax on the date that the participant becomes vested in such award at ordinary income tax rates.

Section 162(m)

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and three other officers whose compensation is required to be disclosed in its proxy statement (excluding the chief financial officer), subject to certain exceptions. The 2012 Incentive Plan is intended to satisfy an exception from Section 162(m) with respect to grants of options and stock appreciation rights. In addition, the 2012 Incentive Plan is designed to permit certain awards of restricted stocks, stock units and other awards (including cash bonus awards) to qualify under the “performance-based compensation” exception to Section 162(m) of the Code.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Our Board has a written related party transaction policy and procedures which gives our Audit Committee the power to approve or disapprove potential related party transactions of our directors and executive officers, their immediate family members, and entities where they hold a 5% or greater beneficial ownership interest. The Audit Committee is charged with reviewing all relevant facts and circumstances of a related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the person’s interest in the transaction.

The policy has pre-approved the following related party transactions:

•

compensation to an executive officer or director that is reported in the Company’s public filings and has such been approved or recommended to the Board of Directors for approval by the HRC or the 162(m) Plan Committee;

•

transactions where the interest arises only from (a) the person’s position as a director on the related party’s board; (b) direct or indirect ownership of less than 5% of the related party; or (c) the person’s position as a partner with the related party and all other related parties, in the aggregate, have an interest of less than 5% interest and is not the general partner of and does not have another position in the partnership;

•	transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•

any transaction where the related party’s interest arises solely from the ownership of any class of the Company’s securities and all holders of that class of the Company’s securities receive the same benefit on a pro rata basis; and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

A related party transaction is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest.

The following discussion reflects our relationships and related party transactions entered into in connection with the Acquisition and does not reflect relationships prior to that time.

Hamlet Holdings Operating Agreement

All holders of Hamlet Holdings’ equity securities are parties to Hamlet Holdings’ limited liability company operating agreement. The operating agreement provides, among other things, for the various responsibilities of the members. The members include Leon Black, Joshua Harris, and Marc Rowan, each of whom is affiliated with Apollo (the “Apollo Members”), and David Bonderman, James Coulter, and Jonathan Coslet, each of whom is affiliated with TPG (the “TPG Members” and, together with the Apollo Members, the “Members”). The Members have the full and exclusive right to manage Hamlet Holdings, and the consent of at least one Apollo Member and one TPG Member is required for all decisions by or on behalf of Hamlet Holdings. The operating agreement also contains customary indemnification rights.

Stockholders’ Agreement

In connection with the Acquisition, Hamlet Holdings, the Sponsors and certain of their affiliates, the co-investors, and certain of their affiliates, entered into a stockholders’ agreement with the Company (the

“Stockholders’ Agreement”). The Stockholders’ Agreement contains, among other things, the agreement among the stockholders to restrict their ability to transfer stock of the Company, as well as rights of first refusal, tag-along rights and drag-along rights. Pursuant to the Stockholders’ Agreement, certain of the stockholders have, subject to certain exceptions, preemptive rights on future offerings of equity securities by the Company. The Stockholders’ Agreement also provides the stockholders with certain rights with respect to the approval of certain matters and the designation of nominees to serve on the Board, as well as registration rights of securities of the Company that they own.

Our Board was initially comprised of at least nine directors, (i) four of whom were designated by the Apollo Members, and (ii) four of whom were designated by the TPG Members, and (iii) one of whom is the chairman. As ownership in us by either of the Sponsors decreases, the Stockholders’ Agreement provides for the reduction in the number of directors the respective Members can designate.

Pursuant to the Stockholders’ Agreement, approval of our Board and at least two directors (one designated by Apollo Members and one designated by TPG Members) is required for various transactions by us, including, among other things, our liquidation, dissolution, merger, sale of all or substantially all of our assets, as well as the issuance of our securities in connection with certain acquisitions and joint ventures.

The Stockholders’ Agreement has been amended in connection with the Public Offering to prevent certain rights under the Stockholders’ Agreement (including certain rights described above) from terminating.

Management Investor Rights Agreement

In connection with the Acquisition, the Company entered into a Management Investor Rights Agreement with certain holders of securities of the Company, including certain members of management of the Company. The agreement governs certain aspects of the Company’s relationship with its management security holders. The agreement, among other things:

•	restricts the ability of management security holders to transfer shares of common stock of the Company, with certain exceptions, prior to a qualified public offering;

•	allows the Sponsors to require management security holders to participate in sale transactions in which the Sponsors sell more than 40% of their shares of our common stock;

•	allows management security holders to participate in sale transactions in which the Sponsors sell shares of our common stock, subject to certain exceptions;

•	allows management security holders to participate in registered offerings in which the Sponsors sell their shares of our common stock, subject to certain limitations;

•

allows management security holders below the level of senior vice president to require the Company to repurchase shares of our common stock in the event that a management security holder below the level of senior vice president experiences an economic hardship prior to an initial public offering, subject to annual limits on the company’s repurchase obligations;

•	allows management security holders to require the Company to repurchase shares of our common stock upon termination of employment without cause or for good reason; and

•

allows the Company to repurchase, subject to applicable laws, all or any portion of the Company’s common stock held by management security holders upon the termination of their employment with the Company or its subsidiaries, in certain circumstances.

The agreement will terminate upon the earliest to occur of the dissolution of Hamlet Holdings or the occurrence of any event that reduces the number of security holders to one.

Services Agreement

Upon the completion of the Acquisition, the Sponsors and their affiliates entered into a services agreement with us relating to the provision of certain financial and strategic advisory services and consulting services. We paid the Sponsors a one time transaction fee of $200 million for structuring the Acquisition and pay an annual fee for their management services and advice equal to the greater of $30 million and 1% of our earnings before interest, taxes, depreciation and amortization. Also, under the services agreement, the Sponsors have the right to act, in return for additional fees based on a percentage of the gross transaction value, as our financial advisor or investment banker for any merger, acquisition, disposition, financing or the like if we decide we need to engage someone to fill such a role. We have agreed to indemnify the Sponsors and their affiliates and their directors, officers and representatives for losses relating to the services contemplated by the services agreement and the engagement of affiliates of the Sponsors pursuant to, and the performance by them of the services contemplated by, the services agreement.

Currently, the annual monitoring fee payable under the services agreement would terminate automatically upon an initial public offering of our common stock (among other circumstances), and we would be required to pay to the Sponsors a lump-sum representing the remaining annual fees due to the Sponsors for the remainder of the services agreement term. If this lump-sum fee was due upon consummation of our recent public offering, we would have been required to pay an approximately $195 million termination fee to the Sponsors. However, the Sponsors agreed that our recent offering did not trigger the termination of the services agreement or cause any termination fee to be due. The current terms and provisions, including as to periodic and termination fees, of the services agreement will continue to apply.

Proxy

All shares of Caesars held by funds affiliated with and controlled by the Sponsors and their co-investors were made subject to a proxy in favor of Hamlet Holdings effective as of November 22, 2010. The proxy, which is irrevocable, granted Hamlet Holdings sole voting and dispositive control over all such shares. The members of Hamlet Holdings are comprised of an equal number of individuals affiliated with each of the Sponsors. In connection with our recent public offering, Hamlet Holdings has agreed to cause its irrevocable proxy to be terminated with respect to 24,150,456 of the Released Shares held by certain co-investors. After giving effect to the public offering, 69.9% of Caesars’ outstanding common stock is subject to the proxy in favor of Hamlet Holdings.

The following discussion reflects related party transactions entered into during 2012 and does not reflect relationships prior to that time.

Purchase of CMBS Mezzanine Loans

On November 23, 2010, certain affiliates of Paulson & Co. Inc. (the “Paulson Investors”) exchanged $532 million of 5.625% senior notes due 2015, 6.5% senior notes due 2016, and 5.75% senior notes due 2017 of CEOC (collectively, the “Notes”) they had acquired from a subsidiary of Caesars, together with $178 million of Notes they had previously acquired, for shares of Caesars voting common stock at an exchange ratio of 10 shares per $1,000 principal amount of Notes tendered. As a result of this transaction, the Paulson Investors owned approximately 9.9% of the Caesars common stock. In late March and early April 2012, we purchased tranches of the commercial mortgage back securities mezzanine loans from two funds affiliated with the Paulson Investors, as approved by our finance committee.

Aliante Station Consulting Agreement

In October 2011, certain affiliates of TPG, Apollo and Standard General LP (“Standard General”) (collectively, the “Owners”) completed a transaction providing for majority ownership of Aliante Station

(“Aliante”), a casino located in North Las Vegas. Aliante, which filed for bankruptcy protection in June 2009, was formerly owned by a joint venture between Station Casinos (“Station”) and the Greenspun family. The Owners removed Station as manager of the property in November 2012 and Caesars led the property’s transition to independent management. The Company entered into a short-term consulting agreement with the Owners to oversee Aliante’s transition to a standalone property capable of independent management. We received approximately $433,702 pursuant to the consulting agreement. The transition to the new property management team is now complete and the consulting agreement is now terminated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our outstanding capital stock as of the Record Date for:

•	each person or group known to us to be the beneficial owner of more than 5% of our capital stock;

•	each of our named executive officers in the Summary Compensation Table;

•	each of our directors and director nominees; and

•	all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date and not subject to repurchase as of that date are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name	Shares of Stock Beneficially Owned	Percentage of Class
Apollo Funds (1) (2)	—	—
TPG Funds (1) (3) (4)	—	—
Hamlet Holdings (1) (5)	87,605,299	69.9%
Paulson Investors (6)	12,372,835	9.9%
Jeffrey Benjamin (7)	—	—
David Bonderman (3) (4)	—	—
Donald A. Colvin (8)	50,000	*
Kelvin Davis (9)	—	—
Timothy R. Donovan (10)	14,434	*
Jonathan S. Halkyard (11)	29,952	*
Jeffrey T. Housenbold	—	—
Thomas M. Jenkin (10)	104,323	*
Gary W. Loveman (10)	931,526	*
John W. R. Payne (10)	67,317	*
Karl Peterson (9)	—	—
Eric Press (7)	—	—
Marc Rowan (2)	—	—
David B. Sambur (7)	—	—
Lynn C. Swann (10)	937	*
Diane E. Wilfong (10)	4,111	*
Christopher J. Williams (10)	983	*
All directors and executive officers as a group (10) (12)	1,297,473	1.0%

*	Indicates less than 1%

(1)

Each of Apollo Hamlet Holdings, LLC (“Apollo Hamlet”) and Apollo Hamlet Holdings B, LLC (“Apollo Hamlet B” and together with Apollo Hamlet, the “Apollo Funds”), TPG Hamlet Holdings, LLC (“TPG Hamlet”) and TPG Hamlet Holdings B, LLC (“TPG Hamlet B,” and together with TPG Hamlet, the “TPG Funds”), and Co-Invest Hamlet Holdings B, LLC (“Co-Invest B”) and Co-Invest Hamlet Holdings, Series LLC (“Co-Invest LLC” and together with “Co-Invest B”, the “Co-Invest Funds”), granted an irrevocable proxy (the “Irrevocable Proxy”) in respect of all of the shares of common stock held by such entity to Hamlet Holdings, irrevocably constituting and appointing Hamlet Holdings, with full power of substitution, its true and lawful proxy and attorney-in-fact to: (i) vote all of the shares of the common stock held by such entity at any meeting (and any adjournment or postponement thereof) of Caesars’ stockholders, and in connection with any written consent of Caesars’ stockholders, and (ii) direct and effect the sale, transfer or other disposition of all or any part of the shares of common stock held by that entity, if, as and when so determined in the sole discretion of Hamlet Holdings.
(2)	The Apollo Funds and the Co-Invest Funds directly hold an aggregate of 61,109,995 shares of common stock, all of which are subject to the Irrevocable Proxy. Each of Apollo Hamlet Holdings, LLC and Apollo Hamlet Holdings B, LLC is an affiliate of, and is controlled by, affiliates of Apollo. Apollo Management VI, L.P., an affiliate of Apollo, is one of two managing members of each of the Co-Invest Funds. Messrs. Black, Harris and Rowan serve as the managers of Apollo Hamlet and Apollo Hamlet B, and also serve as the executive officers and managers of Apollo and its affiliated investment managers and advisors. Messrs. Black, Harris and Rowan are also members of Hamlet Holdings. The Apollo Funds, the Co-Invest Funds, Apollo and each of its affiliates, and Messrs. Black, Harris and Rowan, each disclaim beneficial ownership of any shares of common stock beneficially owned by Hamlet Holdings pursuant to the Irrevocable Proxy, or directly held by Apollo Hamlet, Apollo Hamlet B or the Co-Invest Funds, in which such person does not have a pecuniary interest. The address of the Apollo Funds, Apollo and Apollo’s investment management affiliates, and Messrs. Black, Harris and Rowan is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of the Co-Invest Funds is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019 and c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(3)	The TPG Funds and the Co-Invest Funds directly hold an aggregate of 61,109,995 shares of Caesars common stock, all of which are subject to the Irrevocable Proxy. The TPG Funds disclaim beneficial ownership of the common stock held by Hamlet Holdings pursuant to the Irrevocable Proxy. The address of the TPG Funds is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)	David Bonderman and James G. Coulter are directors, officers and shareholders of TPG Group Holdings (SBS) Advisors, Inc., which is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P., which is the sole member of TPG GenPar V Advisors, LLC, which is the general partner of TPG GenPar V, L.P., which is the general partner of TPG V Hamlet AIV, L.P., which is the managing member of TPG Hamlet. TPG GenPar V, L.P. is also the managing member of TPG Hamlet B and a managing member of each of the Co-Invest Funds. Messrs. Bonderman and Coulter are also members of Hamlet Holdings. Messrs. Bonderman and Coulter disclaim beneficial ownership of the common stock held by Hamlet Holdings pursuant to the Irrevocable Proxy. The address of Messrs. Bonderman and Coulter is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(5)	All shares held by the Apollo Funds, the TPG Funds and the Co-Invest Funds, representing 69.9% of Caesars’ outstanding common stock, are subject to the Irrevocable Proxy granting Hamlet Holdings sole voting and sole dispositive power with respect to such shares. The members of Hamlet Holdings are Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo, and David Bonderman, James G. Coulter and Jonathan Coslet, each of whom is affiliated with the TPG Funds. Each member holds approximately 17% of the limited liability company interests of Hamlet Holdings.
(6)	Includes all of the common stock held by funds and accounts managed by Paulson & Co. Inc., which include Paulson Credit Opportunities Master Ltd., Paulson Recovery Master Fund Ltd., Paulson Advantage Master Ltd. and Paulson Advantage Plus Master Ltd. The address of Paulson & Co. Inc. is 1251 Avenue of the Americas, 50th Floor, New York, NY 10020.
(7)	Jeffrey Benjamin, Eric Press and David B. Sambur are each affiliated with Apollo or its affiliated investment managers and advisors. Messrs. Benjamin, Press and Sambur each disclaim beneficial ownership of the shares of common stock that are beneficially owned by Hamlet Holdings, or directly held by any of the Apollo Funds or the Co-Invest Funds. The address of Messrs. Benjamin, Press and Sambur is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019.

(8)	On November 15, 2012, Donald A. Colvin was appointed Executive Vice President and Chief Financial Officer.
(9)	Kelvin L. Davis is a TPG Senior Partner and Karl Peterson is a TPG Partner, and each is an officer of Hamlet Holdings. TPG is an affiliate of (a) the TPG Funds, (b) the Co-Invest Funds, and (c) Hamlet Holdings. Each of Messrs. Davis and Peterson disclaim beneficial ownership of the securities subject to the Irrevocable Proxy. The address of Messrs. Davis and Peterson is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(10)	Includes common stock that may be acquired within 60 days pursuant to outstanding stock options: Mr. Donovan, 14,434 shares; Mr. Jenkin, 65,519 shares; Mr. Loveman, 670,226 shares; Mr. Payne, 48,876 shares; Mr. Swann, 937 shares; Ms. Wilfong, 4,111 shares; Mr. Williams, 983 shares; and 858,909 shares for all directors and executive officers as a group.
(11)	On May 30, 2012, Jonathan S. Halkyard resigned from his position as Executive Vice President and Chief Financial Officer of the Company.
(12)	Unless otherwise specified, the address of each of our directors and named executive officers is c/o Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with it the firm’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of nonaudit services to us is compatible with its independence.

The Audit Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audits of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in our filing with the Securities and Exchange Commission of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2012.

Christopher J. Williams, Chair

Jeffrey T. Housenbold

Lynn C. Swann

March 11, 2013

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.caesars.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

Las Vegas, NV

March 18, 2013

.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 am, Pacific Time, April 24, 2013.

Vote by Internet

Go to www.envisionreports.com/CZR

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Follow the instructions provided by the recorded message

X

Annual Meeting Proxy Card

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, a vote FOR Proposals 2 and 4,

and a vote for 3 YEARS on Proposal 3.

1. Election of Directors: For Withhold

01 - Jeffrey Benjamin 02 - Jeffrey T. Housenbold

For Against Abstain

2. Advisory vote to approve named executive

officer compensation.

4. Ratify the appointment of Deloitte & Touche LLP

as our independent registered public accounting

firm for the year ending December 31, 2013.

For Withhold For Withhold

03 - Lynn C. Swann

1 Year 2 Years 3 Years Abstain

3. Advisory vote to approve the frequency

of future advisory votes to approve

named executive officer compensation.

+

Note: To transact such other business as may properly come before the meeting or any adjournment of the meeting.

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance

Mark the box to the right

if you plan to attend the

Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

01LGMD

Signature 1 — Please keep signature within the box.

1UPX

Signature 2 — Please keep signature within the box.

+

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Caesars Entertainment Corporation

Notice of 2013 Annual Meeting of Stockholders

Caesars Palace

Palermo Room

One Caesars Palace Dr.

Las Vegas, NV 89109

Proxy Solicited by Board of Directors for Annual Meeting — April 24, 2013

Gary Loveman, Timothy Donovan, Michael Cohen, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Caesars Entertainment Corporation to be held on April 24, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees listed in Proposal 1, FOR Proposals 2 and 4, and 3 YEARS for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)